UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2020 and 2019
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2020 and 2019
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2020 and 2019, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2020, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 11, 2021

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2020 and 2019

	2020	2019
Assets:
Investments, at fair value	$44,300,987	$38,902,046
Investments in fully benefit-responsive investment contracts, at contract value	1,744,512	1,776,380
Total investments	46,045,499	40,678,426
Receivables:
Employer contributions	1,175,217	1,154,599
Interest and dividends	10,688	14,105
Receivable for securities sold	2,829	12,591
Participant contributions	—	36
Participant loans	1,200,179	1,262,593
Total receivables	2,388,913	2,443,924
Total assets	48,434,412	43,122,350
Liabilities:
Payable for securities purchased	4,010	6,499
Other investment liabilities	8,476	7,493
Payable for trustee, administrative fees and other	9,361	16,669
Total liabilities	21,847	30,661
Net assets available for benefits	$48,412,565	$43,091,689
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2020 and 2019

	2020	2019
Additions to net assets attributable to:
Investment income:
Dividends	$125,624	$140,271
Interest	76,274	82,304
Net appreciation in fair value of investments	5,012,427	7,433,075
Net investment income	5,214,325	7,655,650
Interest income on loans receivable from participants	67,869	62,826
Contributions:
Employer	1,175,216	1,154,599
Participants	1,452,428	1,245,538
Total contributions	2,627,644	2,400,137
Total additions to net assets	7,909,838	10,118,613
Deductions from net assets attributable to:
Distributions to participants	2,506,411	2,041,972
Trustee and administrative expenses	40,370	38,809
Dividends paid directly to participants	42,181	36,293
Total deductions from net assets	2,588,962	2,117,074
Net increase	5,320,876	8,001,539
Net assets available for benefits at:
Beginning of year	43,091,689	35,090,150
End of year	$48,412,565	$43,091,689
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc., (the Company) and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
During 2020 and at December 31, 2019, full‑time employees or part‑time employees scheduled to work 20 or more hours a week were eligible to participate on the first day of the first pay period after the participant became an employee of the Company. Part‑time employees scheduled to work fewer than 20 hours a week were eligible to participate in the Plan on January 1 or July 1 after the employee was credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.
On and after January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, as a before‑tax contribution deferral in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Catch‑up contributions are permitted in accordance with Section 1081.01(d)(7) of the PRIRC. Participants who are over age 50 by the end of the Plan year can contribute up to 49% of their eligible pay up to applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2020 and 2019, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2020 and 2019, the employer contribution receivable was $1.20 million, respectively. Company contributions relating to 2020 and 2019 were received and credited to participant accounts during the first quarter of 2021 and 2020, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their account balance, among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(f)    Rollover and Transfer Contributions
The Plan permits participants to have their interests in other Puerto Rico qualified plans rolled over to the Plan. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2020 and 2019, there is $24,397 and $0 related to rollover contributions into the Plan, respectively.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions for the BlackRock Cash Funds: Treasury and the BNY Mellon Stable Value Fund, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.
Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective November 15, 2019, the Brandywine Global Bond Fund was eliminated as an investment option and the assets were mapped to the Plan’s Qualified Default Investment Alternative (QDIA), the BFA LifePath Funds based on the participant’s age.
Effective November 15, 2019, the BFA LifePath 2020 Fund was eliminated as an investment option, and the assets were mapped to the BFA LifePath Retirement Fund.
Effective November 15, 2019, BFA LifePath 2060 Fund was added as an investment option.
Effective November 15, 2019, the BlackRock Global ESG Index was added as an investment option.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

Effective November 15, 2019, the Core Plus Bond Fund was added as an investment option. The Core Plus Bond Fund has 70% of the assets allocated to the Fidelity Advisors Total Bond Fund Class Z (Ticker: FBKWX) and 30% of its assets allocated to the PIMCO Income Fund Class I (Ticker: PIMIX).
Effective September 30, 2020, the Dodge & Cox International Stock Fund was removed as a component of the Non-US Large Cap Fund and replaced with MFS International Equity.
Effective March 22, 2021, Vulcan Value Partners and Los Angeles Capital Management were removed as managers for the Small Cap US Equity Fund and replaced by Principal Global Investors.
(h)    Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2020 and 2019, $1,936 and $2,872, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2020 and 2019, unallocated forfeitures were $323 and $1,467, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2020 and 2019, bore interest rates from 4.25% to 6.50%. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Cash equivalents and short-term investments are valued at cost, which approximates fair value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2020	2019
Synthetic GICs	$1,744,512	$1,776,380
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2020.

	December 31, 2020
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$385	$108,685	$109,070
Collective trust funds	—	37,536,934	37,536,934
U.S. equities	2,010,199	—	2,010,199
Non-U.S. equities	1,730,105	—	1,730,105
Mutual funds and other registered investment companies	2,914,679	—	2,914,679
Investments, at fair value	$6,655,368	$37,645,619	$44,300,987

Other investment liabilities	$(773)	$(7,703)	$(8,476)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2019.

	December 31, 2019
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$—	$99,949	$99,949
Collective trust funds	—	32,118,060	32,118,060
U.S. equities	2,040,733	—	2,040,733
Non-U.S. equities	1,375,181	—	1,375,181
Mutual funds and other registered investment companies	3,268,123	—	3,268,123
Investments, at fair value	$6,684,037	$32,218,009	$38,902,046

Other investment liabilities	$(2,177)	$(5,316)	$(7,493)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2020 and 2019, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2020 and 2019.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2020 and 2019, approximately 3% and 4% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.3 million and $1.5 million at December 31, 2020 and December 31, 2019, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2020 and 2019. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2020 and 2019, the Company paid $42,181 and $36,293, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2020 and 2019, the Plan held $98,609 and $92,548, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2020 and 2019, the Plan also held through synthetic GICs $913 and $1,032, respectively, in Bank of New York Mellon corporate bonds and Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(8)    Tax Status
The Puerto Rico Department of Treasury ("PR Treasury") has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2 and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and informed the Plan that Amendment 6 to the Plan meets the applicable requirements of PRIRC. On July 11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of PRIRC.
The Plan has not been amended since receiving the above-referenced determination letters. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2020 and 2019, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2017.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2020 and 2019

(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2020 and 2019:

	2020	2019
Net assets available for benefits per the financial statements	$48,412,565	$43,091,689
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	75,325	28,731
Net assets available for benefits per the Form 5500	$48,487,890	$43,120,420

Net increase in net assets available for benefits per the financial statements	$5,320,876	$8,001,539
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(28,731)	25,396
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	75,325	28,731
Net increase (decrease) in net assets per Form 5500	$5,367,470	$8,055,666

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Bny Mellon Cash Reserve			385		$385
	Brazil Real			14,051		2,705
	Canadian Dollar			135		139
	Euro Currency Unit			6		7
	Hong Kong Dollar			1,659		478
	Japanese Yen			23,590		303
	New Taiwan Dollar			4,259		152
	New Zealand Dollar			8		6
	Pound Sterling			27		89
	South African Rand			40		3
	Thailand Baht			169		6
	Turkish Lira			8,274		1,114
	U.S. Dollar			5,074		5,074
*	Collective Us Gov'T Stif 15	0.51%		98,609		98,609
	Total cash equivalents and short-term investments					$109,070

	Collective trust funds:
	BFA Lifepath Index 2025 Fund			11,824		$291,661
	BFA Lifepath Index 2030 Fund			18,830		517,680
	BFA Lifepath Index 2035 Fund			28,517		757,463
	BFA Lifepath Index 2040 Fund			60,405		1,783,070
	BFA Lifepath Index 2045 Fund			62,283		1,729,498
	BFA Lifepath Index 2050 Fund			41,373		948,586
	BFA Lifepath Index 2055 Fund			9,771		291,171
	BFA Lifepath Index 2060 Fund			243		4,225
	BFA Lifepath Index Retirement Fund			15,009		367,262
	Blackrock EAFE Equity Fund			102,445		5,034,802
	Blackrock Emerging Markets Fund			140,084		2,075,998
	Blackrock Msci Acwi Esg Focus			680		9,786
	Blackrock Roll Select Fund			12,493		118,431
	Blackrock Russell 2000 Fund			16,004		998,301
	Blackrock Russell 3000 Fund			55,827		4,252,207
	Blackrock S&P 400 Index Fund			29,810		3,371,373
	Blackrock S&P 500 Index Fund			127,789		9,518,316
	Blackrock US Debt Fund			107,923		3,931,777
	Blackrock US TIPS Fund			40,017		986,391
	Schroder Collective Invt Trust			28,503		368,263
	Wellington CIF II Citigroup Emerging Markets Debt Portfolio			12,905		180,673
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Total collective trust funds					$37,536,934

Mutual funds:
BlackRock Cash Funds: Treasury			2,172,267		$2,172,267
Blackrock Hi Yield Bond Port-K			22,740		177,374
DFA Emerging Markets Portfolio			10,310		251,044
Fidelity Advisor Total Bond-Z			2,852		32,226
Ishares Msci Eafe Small-Cap			28		1,930
Prudential High Yield Fund			16,128		88,867
Pimco Income Fund-Institutional			1,149		13,909
T Rowe Price Institutional High Yield			20,075		177,062
Total mutual funds					$2,914,679

Non-U.S. equities:
21Vianet Group Inc			132		$4,581
360 Digitech Inc			330		3,897
3I Group Plc			1		2,988
Aalberts Nv			6		277
Abb Ltd			1		6,744
Abcam Plc			44		925
Academedia Ab			10		98
Accenture Plc			1		13,558
Accton Technology Corp			80		899
Advantech Co Ltd			76		952
Adyen Nv			1		8,592
Aedas Homes Sa			13		338
Aem Holdings Ltd			77		201
Affimed Nv			18		103
African Rainbow Minerals Ltd			34		598
Aia Group Ltd			1		24,884
Aida Engineering Ltd			22		204
Aier Eye Hospital Group Co Ltd			75		865
Air Arabia Pjsc			557		194
Air Liquide Sa			1		15,923
Airtac International Group			93		2,971
Aixtron Se			58		1,010
Aj Bell Plc			50		299
Akbank T.A.S.			353		329
Alcon Inc			1		10,435
Alibaba Group Holding Ltd			523		21,672
Alibaba Health Information Technology Ltd			883		2,607
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
A-Living Smart City Services Co. Ltd			973		4,316
Alkermes Plc			9		187
Allegro.Eu Sa			120		2,731
Also Holding Ag			1		408
Alstom Sa			75		4,274
Altus Group Ltd			11		416
Amadeus It Group Sa			8		16,492
Ambarella Inc			5		414
Ambea Ab			40		321
Amber Enterprises India Ltd			9		276
Ambev Sa			1		1,227
Ambu A/S			26		1,106
Amplifon Spa			43		1,770
Ams Ag			24		533
Anritsu Corp			30		667
Ansell Ltd			51		1,375
Aon Plc			1		12,985
Arca Continental Sab De Cv			1		3,902
Arcelormittal Sa			1		3,565
Argo Graphics Inc			5		158
Aruhi Corp			17		300
Ascential Plc			194		1,019
Asiainfo Technologies Ltd			112		161
Asian Paints Ltd			38		1,437
Askul Corp			15		558
Asm International Nv			4		983
Asmedia Technology Inc			29		1,608
Asml Holding Nv			1		13,204
Asos Plc			15		994
Aspeed Technology Inc			26		1,561
Asr Nederland Nv			7		278
Assured Guaranty Ltd			50		1,564
Atlas Copco Ab			1		8,770
Aumann Ag			3		43
Austal Ltd			266		547
Autobio Diagnostics Co Ltd			21		473
Autohome Inc			1		5,355
Avanza Bank Holding Ab			24		690
Avast Plc			159		1,165
Axfood Ab			18		409
Axis Capital Holdings Ltd			25		1,271
B2W Cia Digital			382		5,558
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
B3 Sa - Brasil Bolsa Balcao			169		2,018
Banco Bradesco Sa			1,763		9,262
Banco Del Bajio Sa			193		268
Bank Central Asia Tbk Pt			1,255		3,025
Bank Mandiri Persero Tbk Pt			1		3,417
Bank Of Georgia Group Plc			24		396
Bank Of Nt Butterfield & Son Ltd			25		766
Barco Nv			10		229
Bawag Group Ag			20		942
Baycurrent Consulting Inc			4		725
Bayer Ag			1		5,061
Beiersdorf Ag			1		5,978
Beijer Ref Ab			4		183
Beijing Enterprises Urban Resources Group Ltd			1,082		310
Beijing Oriental Yuhong Waterproof Technology			127		754
Best World International Ltd			413		425
Bhp Group Plc			1		4,031
Biffa Plc			83		259
Biogaia Ab			5		306
Biohaven Pharmaceutical Holding Co Ltd			3		295
Biomerieux			2		219
Bnp Paribas Sa			62		3,253
Boa Vista Servicos Sa			97		235
Brunello Cucinelli Spa			6		242
Bw Lpg Ltd			107		736
Bwp Trust			160		545
Bytes Technology Group Plc			54		249
Cae Inc			124		3,440
Cairn Homes Plc			288		339
Canadian National Railway Co			34		11,236
Canadian Pacific Railway Ltd			1		14,366
Cancom Se			5		271
Capcom Co Ltd			12		769
Capgemini Se			1		6,315
Cardtronics Plc			9		311
Carel Industries Spa			29		691
Carlsberg As			31		7,862
Centre Testing International G			306		1,280
Chacha Food Co Ltd			83		682
Chailease Holding Co Ltd			147		879
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Changzhou Xingyu Automotive Lighting			22		676
Charter Hall Group			81		915
Check Point Software Technologies Ltd			1		4,962
Cheng Loong Corp			299		362
Chicony Power Technology Co Ltd			76		191
China Education Group Holdings			281		542
China Feihe Ltd			199		466
China International Capital Co			856		2,318
China Meidong Auto Holdings Ltd			243		987
China Merchants Bank Co Ltd			192		1,212
China Resources Mixc Lifestyle			93		429
China Tourism Group Duty Free			38		1,658
Chongqing Zhifei Biological Pr			30		687
Cia Brasileira De Distribuicao			233		3,368
Cia De Saneamento Basico Do Es			289		2,468
Cicc Fin Trad Ltd Idx/Lkd Nts			759		4,470
Cie Automotive Sa			9		241
Cie Financiere Richemont Sa			1		4,392
Cimpress Plc			6		503
Clicks Group Ltd			51		885
Coats Group Plc			170		157
Coca-Cola Bottlers Japan Holdings Inc			9		147
Coca-Cola European Partners Plc			1		4,752
Cochlear Ltd			3		414
Codemasters Group Holdings Plc			39		348
Cofinimmo Sa			5		811
Compass Group Plc			1		4,054
Computacenter Plc			32		1,082
Contemporary Amperex Technology Co Ltd			20		1,082
Continental Ag			1		3,351
Country Garden Services Holdings Co Ltd			422		2,855
Crispr Therapeutics Ag			5		689
Croda International Plc			5		457
Crompton Greaves Consumer Electricals Ltd			148		770
Cropenergies Ag			29		428
Csl Ltd			1		14,080
Cushman & Wakefield Plc			446		6,607
Cvs Group Plc			12		256
Dabur India Ltd			163		1,190
Daihen Corp			11		526
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Daikin Industries Ltd			1		8,818
Daito Pharmaceutical Co Ltd			9		323
Daiwa House Industry Co Ltd			1		5,463
Daiwa Office Investment Corp			1		212
Daiwabo Holdings Co Ltd			2		184
Danel Adir Yeoshua Ltd			1		168
Danone Sa			1		4,824
Dassault Systemes Se			1		2,542
Dbs Group Holdings Ltd			1		7,106
Dcc Plc			5		372
Delta Electronics Inc			153		1,437
Denka Co Ltd			5		179
Denso Corp			1		2,058
Derwent London Plc			8		348
Descartes Sys Group Inc			8		496
Descartes Systems Group Inc.			6		334
Deutsche Boerse Ag			1		5,710
Dht Holdings Inc			36		187
Diageo Plc			1		5,667
Dic Asset Ag			8		129
Dic Corp			11		267
Dino Polska Sa			26		2,044
Dios Fastigheter Ab			58		544
Dip Corp			22		592
Dirtt Environmental Solutions			65		159
Disco Corp			1		387
Divi'S Laboratories Ltd			23		1,196
Dixon Technologies India Ltd			2		379
Dksh Holding Ag			6		451
Douyu International Holdings Ltd			239		2,648
Dr Lal Pathlabs Ltd			15		481
Draper Esprit Plc			77		691
Dream Unlimited Corp			10		171
Dsv Panalpina A/S			1		11,279
Dundee Precious Metals Inc			69		496
E.Sun Financial Holding Co Ltd			961		874
Ebara Corp			10		338
Edenred			7		375
Edita Food Industries Sae			14		37
Elan Microelectronics Corp			77		366
Electra Consumer Products 1970			7		239
Electric Power Development Co			26		365
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Elekta Ab			6		83
Elite Material Co Ltd			109		608
Emis Group Plc			15		229
Enel Spa			1		6,871
Engie Sa			413		10,077
Eni Spa			1		1,931
Enn Energy Holdings Ltd			1		6,249
Eqt Ab			16		408
Equinor Asa			1		2,973
Ergomed Plc			15		217
Escorts Ltd			34		593
Esr Cayman Ltd			1		6,323
Essent Group Ltd			34		1,477
Essilorluxottica Sa			1		4,315
Essity Ab			1		2,953
Eurofins Scientific Se			12		987
Euronext Nv			2		212
Europris Asa			125		747
Evertec Inc			33		1,300
Evotec Se			7		276
Evraz Plc			94		604
Experian Plc			1		17,419
Fabrinet			3		250
Fairfax India Holdings Corp			377		3,639
Fanuc Corp			1		1,249
Ferguson Plc			1		4,473
Ferrari Nv			1		7,515
Ferrexpo Plc			130		502
Fibra Uno Administracion Sa De			4,214		4,761
Fila Holdings Corp			79		3,163
Finecobank Banca Fineco Spa			37		614
First Derivatives Plc			13		567
First International Bank Of Israel Ltd			16		416
Fisher & Paykel Healthcare Corp Ltd			49		1,170
Fjordkraft Holding Asa			31		300
Flat Glass Group Co Ltd			317		1,333
Flatexdegiro Ag			3		267
Flexium Interconnect Inc			358		1,542
Forbo Holding Ag			1		158
Forterra Plc			1,770		5,904
Foshan Haitian Flavouring & Fo			70		2,131
Fox Wizel Ltd			4		398
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Frencken Group Ltd			322		321
Freni Brembo Spa			15		200
Fresenius Medical Care Ag & Co			1		3,087
Fresh Del Monte Produce Inc			29		687
Frontier Developments Plc			8		344
Fujitec Co Ltd			15		318
Fujitsu General Ltd			17		461
Fukui Computer Holdings Inc			5		184
Fukuoka Financial Group Inc			14		245
Fullcast Holdings Co Ltd			20		318
Funding Circle Holdings Plc			179		220
G-7 Holdings Inc			13		286
Galp Energia Sgps Sa			1		3,564
Geely Automobile Holdings Ltd			1,007		3,442
Genus Plc			15		839
Getinge Ab			55		1,284
Globant Sa			7		1,428
Goldwin Inc			9		577
Greentown Service Group Co Ltd			237		292
Greggs Plc			13		319
Grupo Aeroportuario Del Surest			1		228
Grupo Financiero Banorte Sab D			1		4,777
Grupo Sbf Sa			42		242
Guangdong Haid Group Co Ltd			62		618
Gurit Holding Ag			1		678
Gvs Spa			25		461
Haier Smart Home Co Ltd			226		820
Hangzhou Tigermed Consulting C			48		1,185
Hansol Chemical Co Ltd			25		4,487
Hanwa Co Ltd			34		901
Hardwoods Distribution Inc			10		197
Harvey Norman Holdings Ltd			222		803
Havells India Ltd			65		817
Hdfc Bank Ltd			266		24,574
Hdfc Life Insurance Co Ltd			61		569
Headhunter Group Plc			10		289
Heiwa Real Estate Co Ltd			13		466
Helen Of Troy Ltd			8		1,702
Helios Towers Plc			204		428
Hera Spa			86		315
Hexagon Ab			1		4,286
Hikari Tsushin Inc			1		188
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hindustan Unilever Ltd			33		1,090
Hiscox Ltd			20		279
Hitachi Ltd			1		12,924
Hiwin Technologies Corp			42		569
Homeserve Plc			14		194
Hope Education Group Co Ltd			1,606		448
Horiba Ltd			5		277
Horizon Therapeutics Plc			7		522
Hoshino Resorts Reit Inc			1		33
Housing Development Finance Co			61		2,143
Howden Joinery Group Plc			205		1,934
Hoya Corp			1		9,222
Huazhu Group Ltd			2		83
Huhtamaki Oyj			6		294
Hundsun Technologies Inc			58		925
Hypoport Se			1		437
Hyundai Motor Co			51		6,123
Ibstock Plc			984		2,778
Icici Bank Ltd			825		17,662
Icon Plc			1		5,025
Idec Corp/Japan			13		223
Idp Education Ltd			23		348
Ig Group Holdings Plc			28		326
Iguatemi Empresa De Shopping			43		306
Imcd Nv			5		700
Imi Plc			61		971
Impro Precision Industries Ltd			513		166
Industrial & Infrastructure Fund Investment			1		338
Infineon Technologies Ag			1		2,650
Info Edge India Ltd			19		1,215
Informa Plc			1		2,840
Ing Groep Nv			1		3,855
Inmobiliaria Colonial Socimi S.A.			52		509
Instone Real Estate Group Ag			13		340
Integrated Diagnostics Holding			177		195
Intermediate Capital Group Plc			37		868
International Game Technology			25		428
Intertrust Nv			24		413
Intervest Offices & Warehouses			6		154
Intesa Sanpaolo Spa			1		3,433
Invincible Investment Corp			1		311
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ip Group Plc			84		113
Iqe Plc			523		525
Iss A/S			352		6,091
Itmedia Inc			12		255
Ituran Location And Control Ltd			217		4,141
Jafron Biomedical Co Ltd			48		500
Japan Logistics Fund Inc			1		485
Japan Petroleum Exploration Co			16		290
Japan Tobacco Inc			1		3,021
Jd.Com Inc			171		9,884
Jde Peet'S Nv			1		3,361
Jiangsu Hengli Hydraulic Co Ltd			197		3,403
Jiangsu Hengrui Medicine Co Ltd			73		1,237
Jiumaojiu International Holdings Ltd			224		681
Jost Werke Ag			10		529
Joyy Inc			3		217
Jpm -Cw21 Beijing Sinoh			31		1,280
Jpm -Cw21 Nari Technology Development Co			948		3,859
Jpm Struct.Prod.Bv Wts			345		2,686
Js Global Lifestyle Co Ltd			383		740
Julius Baer Group Ltd			1		2,898
Just Eat Takeaway.Com Nv			6		711
Justsystems Corp			8		552
Jyp Entertainment Corp			14		491
Kakao Corp			13		4,773
Kaken Pharmaceutical Co Ltd			9		360
Kanamoto Co Ltd			26		561
Kandenko Co Ltd			58		490
Kanematsu Corp			26		323
Kao Corp			1		2,293
Kasikornbank Pcl			1		1,418
Kaspi.Kz Jsc			46		2,773
Kato Sangyo Co Ltd			7		246
Kbc Group Nv			1		5,095
Kendrion Nv			5		96
Kesko Oyj			20		522
Keyence Corp			1		12,183
Keywords Studios Plc			21		829
Kfc Holdings Japan Ltd			33		937
Kindred Group Plc			61		597
Kingdee International Software			307		1,251
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kingsoft Cloud Holdings Ltd			94		4,108
Kiniksa Pharmaceuticals Ltd			4		63
Kintetsu World Express Inc			17		407
Knaus Tabbert Ag			4		305
Know It Ab			7		274
Koito Manufacturing Co Ltd			1		3,003
Koninklijke Dsm Nv			1		4,797
Koninklijke Philips Nv			1		6,281
Kose Corp			1		2,762
Kubota Corp			1		6,027
Kweichow Moutai Co Ltd			7		2,150
Kyocera Corp			1		4,322
Kyudenko Corp			20		649
Laboratorios Farmaceuticos Rovi Sa			15		714
Leeno Industrial Inc			7		881
Legrand Sa			1		3,512
Leovegas Ab			123		521
Lg Chem Ltd			10		5,708
Lg Household & Health Care Ltd			1		5,444
Li Ning Co Ltd			342		2,349
Lifco Ab			4		424
Life Corp			15		533
Lime Technologies Ab			5		243
Linde Plc			1		4,275
Localiza Rent A Car Sa			98		1,299
Locaweb Servicos De Internet S			64		991
Lojas Renner Sa			425		3,558
Londonmetric Property Plc			173		543
Lonking Holdings Ltd			842		260
Lonza Group Ag			1		9,947
L'Oreal Sa			1		4,974
Lotes Co Ltd			48		810
Lu Thai Textile Co Ltd			41		20
Lundin Mining Corp			230		2,042
Luxshare Precision Industry Co			221		1,895
Lvmh Moet Hennessy Louis Vuitton SE			1		23,137
Mabuchi Motor Co Ltd			6		276
Maeda Corp			51		450
Magazine Luiza Sa			661		3,177
Makita Corp			1		5,728
Man Group Plc/Jersey			384		724
Marcopolo Sa			400		221
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Matsumotokiyoshi Holdings Co Ltd			6		275
Media Do Co Ltd			3		248
Mediaset Espana Comunicacion Sa			76		394
Mediatek Inc			192		5,100
Medtronic Plc			1		7,105
Meggitt Plc			317		2,020
Meituan			120		4,568
Merck Kgaa			1		9,326
Metawater Co Ltd			14		323
Midea Group Co Ltd			125		1,886
Mimecast Ltd			5		275
Mips Ab			3		192
Mitsui Mining & Smelting Co Ltd			11		405
Mitsui-Soko Holdings Co Ltd			11		236
Modec Inc			18		330
Momo.Com Inc			35		797
Moneysupermarket.Com Group Plc			77		274
Montea C.V.A			2		255
Morgan Advanced Materials Plc			83		352
Morgan Sindall Group Plc			18		376
Morinaga & Co Ltd/Japan			6		225
Morphosys Ag			2		277
Mr Price Group Ltd			1		3,244
Mtu Aero Engines Ag			1		2,321
Musashi Seimitsu Industry Co Ltd			25		393
Mycronic Ab			10		284
Nakanishi Inc			16		346
Naspers Ltd			59		12,042
National Energy Services Reunited Corp			22		218
Naver Corp			13		3,600
Ncsoft Corp			2		1,373
Nestle India Ltd			5		1,175
Nestle Sa			1		23,845
Net One Systems Co Ltd			17		605
Netcompany Group A/S			7		743
Netease Inc			169		4,130
Network International Holdings			65		291
New Work Se			1		319
Nexity Sa			22		960
Nexon Co Ltd			1		5,696
Nextage Co Ltd			50		636
Nextdc Ltd			42		395
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ngk Spark Plug Co Ltd			14		246
Nhn Kcp Corp			13		805
Nice Information Service Co Ltd			30		683
Nifco Inc/Japan			9		343
Nihon Unisys Ltd			21		837
Ninety One Plc			25		78
Nintendo Co Ltd			1		5,876
Nippon Ceramic Co Ltd			7		188
Nippon Light Metal Holdings Co			17		314
Nippon Seiki Co Ltd			23		256
Nippon Soda Co Ltd			8		229
Nipro Corp			46		545
Nitto Boseki Co Ltd			5		228
Nof Corp			8		402
Nojima Corp			12		337
Nomad Foods Ltd			31		799
Nordea Bank Abp			1		2,976
Norma Group Se			9		437
Norwegian Finans Holding Asa			54		460
Nova Ljubljanska Banka Dd			106		1,167
Novagold Resources Inc			35		334
Novanta Inc			6		736
Novartis Ag			1		11,788
Novo Nordisk A/S			1		7,191
Novocure Ltd			1		215
Nrw Holdings Ltd			160		360
Obara Group Inc			9		350
Ocado Group Plc			43		1,354
Oci Nv			161		3,103
Offcn Education Technology Co			241		1,294
Oi Sa			6,223		2,636
Olympus Corp			1		6,028
Oneconnect Financial Technology Co Ltd			106		2,080
Ooh!Media Ltd			175		224
Organo Corp			7		396
Origin Enterprises Plc			40		151
Osaka Soda Co Ltd			7		185
Oxford Instruments Plc			14		387
Oz Minerals Ltd			23		330
Ozon Holdings Plc			74		3,073
Paltac Corp			5		269
Parade Technologies Ltd			109		4,295
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Parex Resources Inc			15		201
Pendal Group Ltd			29		148
Per Aarsleff Holding A/S			9		465
Pernod Ricard Sa			19		17,145
Persol Holdings Co Ltd			15		264
Pharma Mar Sa			2		173
Pharming Group Nv			158		246
Pi Industries Ltd			23		706
Pidilite Industries Ltd			49		1,173
Ping An Healthcare And Technology Co Ltd			21		260
Ping An Insurance Group Co Of			1		8,214
Playtech Plc			87		479
Plus500 Ltd			10		193
Polymetal International Plc			187		4,361
Polypipe Group Plc			39		314
Posco			9		2,360
Poya International Co Ltd			22		459
Pr Times Inc			9		286
Prosegur Cash Sa			175		172
Prosiebensat.1 Media Se			1		3,873
Prudential Plc			1		4,395
Psp Swiss Property Ag			5		662
Qiagen Nv			1		2,866
Qt Group Oyj			5		338
Quotient Ltd			11		55
Radiant Opto-Electronics Corp			146		593
Randstad Nv			1		3,723
Realtek Semiconductor Corp			83		1,155
Reckitt Benckiser Group Plc			1		4,146
Relia Inc			33		406
Reliance Industries Ltd			291		12,701
Relx Plc			1		13,803
Rengo Co Ltd			39		323
Renishaw Plc			7		553
Resorttrust Inc			20		279
Resurs Holding Ab			74		406
Rheinmetall Ag			6		597
Richemont(Cie Fin) Wts			1		26
Rightmove Plc			79		702
Rio Tinto Plc			1		4,075
Roche Holding Ag			1		11,715
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Rolls-Royce Holdings Plc			1		2,623
Rotork Plc			146		635
Round One Corp			31		276
Royal Unibrew A/S			5		604
Ryanair Holdings Plc			1		9,834
Ryohin Keikaku Co Ltd			14		3,501
Safaricom Plc			1,989		624
Safestore Holdings Plc			39		419
Safran Sa			42		5,928
Sakata Inx Corp			25		278
Sakata Seed Corp			4		136
Sampo Oyj			58		2,461
Samsung Electronics Co Ltd			552		54,384
Samsung Sdi Co Ltd			2		1,390
Sandfire Resources Ltd			63		262
Sands China Ltd			1		2,998
Sandvik Ab			1		3,701
Sanofi			75		7,175
Sansan Inc			6		379
Sanwa Holdings Corp			35		407
Sap Se			1		8,583
Sapiens International Corp Nv			8		255
Savills Plc			238		3,108
Sawai Pharmaceutical Co Ltd			9		418
Schneider Electric Se			1		13,196
Scout24 Ag			10		798
Sea Ltd			39		7,813
Sega Sammy Holdings Inc			10		151
Seiren Co Ltd			19		289
Semperit Ag Holding			6		181
Sensirion Holding Ag			5		294
Seven Generations Energy Ltd			16		83
Sg Micro Corp			17		671
Shandong Weigao Group Medical			184		416
Shanghai M&G Stationery Inc			59		806
Shenzhen Inovance Technology Co Ltd			97		1,391
Shenzhen Mindray Bio-Medical Electronics Co Ltd			24		1,562
Shin-Etsu Chemical Co Ltd			1		2,609
Shop Apotheke Europe Nv			6		1,027
Shopify Inc			1		12,629
Shopping Centres Australasia Property Group Re Ltd			120		233
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sibanye Stillwater Ltd			1,945		7,946
Sichuan Teway Food Group Co Ltd			66		825
Siemens Gamesa Renewable Energy Sa			1		4,935
Sig Combibloc Group Ag			16		361
Signify Nv			34		1,452
Sika Ag			1		14,010
Silergy Corp			32		2,742
Sinbon Electronics Co Ltd			122		934
Sitc International Holdings Co			635		1,371
Sk Hynix Inc			31		3,395
Sk Innovation Co Ltd			17		2,991
Smart Global Holdings Inc			6		232
Smartgroup Corp Ltd			136		718
Smc Corp			1		1,163
Smith & Nephew Plc			1		8,580
Smiths Group Plc			1		2,347
Sofina Sa			4		1,234
Sparebank 1 Nord Norge			23		199
Spie Sa			13		278
Spin Master Corp			16		355
Spirax-Sarco Engineering Plc			3		454
Spirent Communications Plc			222		801
Srf Ltd			12		940
Ssp Group Plc			42		192
Stabilus Sa			15		1,067
Stanley Electric Co Ltd			11		349
Stantec Inc			22		716
Steadfast Group Ltd			132		407
Steris Plc			1		8,251
Stoneco Ltd			46		3,829
Sumitomo Mitsui Financial Group			1		2,355
Sumitomo Seika Chemicals Co Ltd			5		187
Sunac China Holdings Ltd			1,308		4,832
Suncor Energy Inc			242		5,722
Swcc Showa Holdings Co Ltd			13		215
Sydbank As			19		410
Syncona Ltd			85		303
Systena Corp			22		470
Taikisha Ltd			9		232
Taiko Pharmaceutical Co Ltd			19		289
Taiwan Semiconductor Manufacturing Company			1,596		69,401
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Taiyo Yuden Co Ltd			6		286
Takara Bio Inc			14		379
Takuma Co Ltd			15		263
Tamron Co Ltd			10		177
Tata Consultancy Services Ltd			48		1,875
Tata Consumer Products Ltd			102		822
Tate & Lyle Plc			140		1,293
Tcs Group Holding Plc			33		1,099
Tecan Group Ag			1		622
Telekom Austria Ag			37		283
Telenor Asa			1		3,879
Telkom Indonesia Persero Tbk P			1		3,642
Tencent Holdings Ltd			342		49,838
Terumo Corp			1		6,224
Tesco Plc			1		10,416
Tessenderlo Group Sa			7		293
T-Gaia Corp			13		239
Theravance Biopharma Inc			4		69
Thg Plc			51		546
Thule Group Ab			28		1,061
Tikehau Capital Sca			12		363
Times Neighborhood Holdings Ltd			1,656		1,551
Tinexta Spa			17		425
Tisco Financial Group Pcl			135		398
Tmx Group Ltd			24		2,437
Toei Animation Co Ltd			5		379
Toei Co Ltd			4		621
Tokai Holdings Corp			22		220
Tokmanni Group Corp			40		788
Tokuyama Corp			31		687
Tokyo Tatemono Co Ltd			29		399
Tomy Co Ltd			43		377
Topchoice Medical Corp			23		987
Topsports International Holdin			425		636
Tosho Co Ltd			20		298
Totvs Sa			163		903
Towa Pharmaceutical Co Ltd			14		260
Toyo Tire Corp			23		343
Trainline Plc			79		502
Trelleborg Ab			15		341
Tricon Residential Inc			61		547
Ts Tech Co Ltd			20		604
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tsingtao Brewery Co Ltd			46		482
Turk Telekomunikasyon As			234		269
Turkiye Garanti Bankasi As			948		1,322
Tyman Plc			64		304
Ubs Group Ag			1		5,862
Unilever Plc			1		5,100
Unimicron Technology Corp			870		2,705
Unipol Gruppo Spa			97		462
Uniqure Nv			3		123
United Laboratories International Holdings Ltd			306		217
Vale Sa			487		8,161
Valmet Oyj			63		1,812
Van Lanschot Kempen Nv			10		247
Varun Beverages Ltd			49		616
Verallia Sa			14		481
Vestas Wind Systems A/S			22		5,269
Vesuvius Plc			32		232
Victrex Plc			16		501
Vidrala Sa			4		521
Viemed Healthcare Inc			16		124
Vinci Sa			26		2,590
Vipshop Holdings Ltd			14		382
Vistry Group Plc			32		412
Vitrolife Ab			16		422
Vivendi Se			113		3,649
Volkswagen Ag			32		5,928
Voltronic Power Technology Corporation			28		1,117
Vonovia Se			1		3,226
Vt Holdings Co Ltd			34		142
Wacom Co Ltd			41		344
Wal-Mart De Mexico Sab De Cv			330		927
Wandisco Plc			17		111
Watches Of Switzerland Group Plc			63		497
Weg Sa			113		1,649
Weimob Inc			441		794
Weir Group Plc			1		3,808
White Mountains Insurance Group Ltd			1		1,156
Wihlborgs Fastigheter Ab			20		453
Win Semiconductors Corp			90		1,102
Wiwynn Corp			29		721
Wix.Com Ltd			3		861
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Wizz Air Holdings Plc			41		2,579
Wolters Kluwer Nv			1		3,674
Wonik Ips Co Ltd			16		637
Worley Ltd			36		321
Wuliangye Yibin Co Ltd			65		2,897
Wuxi Apptec Co Ltd			81		1,587
Wuxi Biologics Cayman Inc			245		11,282
Xero Ltd			4		479
Xinyi Solar Holdings Ltd			588		1,536
Xpeng Inc			36		1,556
Yageo Corp			189		3,478
Yamaha Corp			1		4,876
Yandex Nv			77		5,356
Yellow Hat Ltd			19		312
Yifeng Pharmacy Chain Co Ltd			43		591
Yihai International Holding Lt			61		902
Yougov Plc			51		730
Z Holdings Corp			1		2,645
Zhangzhou Pientzehuang Pharmac			33		1,334
Zhongsheng Group Holdings Ltd			355		2,524
Zto Express Cayman Inc			98		2,860
Zurich Insurance Group Ag			1		5,281
Zymeworks Inc			2		114
Total non-U.S. equities					$1,730,105

U.S. equities:
1-800-Flowers.Com Inc			2		$64
1Life Healthcare Inc			13		572
8X8 Inc			6		194
A10 Networks Inc			54		535
Aaon Inc			4		235
Abeona Therapeutics Inc			21		33
Abm Industries Inc			155		5,870
Acacia Communications Inc			4		293
Acadia Pharmaceuticals Inc			11		598
Acadia Realty Trust			175		2,483
Accel Entertainment Inc			7		68
Acceleron Pharma Inc			4		566
Acco Brands Corp			61		519
Accuray Inc			5		22
Aci Worldwide Inc			16		635
Acuity Brands Inc			27		3,278
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Adapthealth Corp			5		179
Addus Homecare Corp			4		508
Adma Biologics Inc			21		42
Advanced Drainage Systems Inc			6		504
Advanced Energy Industries Inc			9		887
Adverum Biotechnologies Inc			11		116
Aecom			12		581
Aegion Corp			31		584
Aerie Pharmaceuticals Inc			3		40
Aerojet Rocketdyne Holdings Inc			23		1,233
Aerovironment Inc			7		637
Agenus Inc			59		187
Agios Pharmaceuticals Inc			4		167
Alarm.Com Holdings Inc			2		302
Albany International Corp			6		395
Albireo Pharma Inc			5		196
Alcoa Corp			12		276
Alector Inc			5		71
Alexandria Real Estate Equities			47		8,357
Allakos Inc			1		115
Allegiant Travel Co			1		96
Allied Motion Technologies Inc			2		111
Allogene Therapeutics Inc			14		350
Alphatec Holdings Inc			7		105
Amedisys Inc			4		1,249
American Homes 4 Rent			176		5,286
American Renal Associates Holdings			1		16
American States Water Co			3		254
American Superconductor Corp			2		50
Americold Realty Trust			272		10,142
Ameris Bancorp			2		89
Amicus Therapeutics Inc			45		1,042
Amn Healthcare Services Inc			9		655
Apache Corp			4		63
Apellis Pharmaceuticals Inc			4		234
Appfolio Inc			1		205
Arcturus Therapeutics Holdings			1		51
Arcus Biosciences Inc			2		43
Ares Commercial Real Estate Co			18		218
Array Technologies Inc			7		287
Arrowhead Pharmaceuticals Inc			8		580
Artisan Partners Asset Management			13		661
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Arvinas Inc			11		937
Asbury Automotive Group Inc			6		936
Asgn Inc			23		1,889
Aspen Technology Inc			4		469
Assembly Biosciences Inc			7		43
Atara Biotherapeutics Inc			12		242
Athenex Inc			5		57
Atkore Inc			26		1,042
Atricure Inc			3		171
Avalonbay Communities Inc			44		7,008
Avaya Holdings Corp			16		309
Avid Bioservices Inc			9		105
Avient Corp			11		429
Avis Budget Group Inc			2		90
Axcelis Technologies Inc			10		290
Axon Enterprise Inc			1		91
Axsome Therapeutics Inc			4		338
Badger Meter Inc			5		468
Balchem Corp			1		104
Bandwidth Inc			2		268
Bankunited Inc			36		1,254
Barrett Business Services Inc			1		74
Belden Inc			24		1,025
Berry Global Group Inc			5		264
Big Lots Inc			2		99
Biocryst Pharmaceuticals Inc			38		283
Biodelivery Sciences International			53		222
Biotelemetry Inc			1		67
Bj'S Wholesale Club Holdings Inc			23		853
Blackbaud Inc			11		665
Blackline Inc			5		575
Blackstone Mortgage Trust Inc			34		929
Bluebird Bio Inc			1		34
Blueprint Medicines Corp			12		1,350
Bmc Stock Holdings Inc			24		1,263
Boise Cascade Co			1		59
Booz Allen Hamilton Holding Co			8		717
Boston Beer Co Inc			1		1,034
Boston Properties Inc			65		6,147
Box Inc			40		718
Boyd Gaming Corp			9		396
Bridgebio Pharma Inc			1		57
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bright Horizons Family Solutions Inc			2		372
Brightcove Inc			4		72
Brinker International Inc			2		102
Brink'S Co/The			2		157
Brixmor Property Group Inc			484		8,005
Broadridge Financial Solutions			1		175
Brooks Automation Inc			6		419
Bruker Corp			5		290
Brunswick Corp			5		419
Builders Firstsource Inc			29		1,180
Burlington Stores Inc			1		355
Cable One Inc			1		870
Caci International Inc			3		757
Cactus Inc			5		136
Caesars Entertainment Inc			5		377
Cai International Inc			1		46
Callaway Golf Co			3		62
Camping World Holdings Inc			3		66
Cantel Medical Corp			5		410
Caredx Inc			5		368
Cargurus Inc			4		131
Carlisle Cos Inc			21		3,287
Carparts.Com Inc			4		48
Casella Waste Systems Inc			12		766
Casey'S General Stores Inc			4		759
Cass Information Systems Inc			2		67
Castle Biosciences Inc			4		250
Catalent Inc			5		571
Catalyst Pharmaceuticals Inc			38		128
Cavco Industries Inc			3		438
Cboe Global Markets Inc			3		277
Celsius Holdings Inc			1		69
Cerence Inc			55		5,573
Ceridian Hcm Holding Inc			1		94
Certara Inc			2		78
Championx Corp			65		997
Change Healthcare Inc			119		2,221
Choice Hotels International Inc			2		436
Chart Industries Inc			2		195
Chase Corp			3		264
Chemed Corp			2		803
Chemocentryx Inc			8		490
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Choice Hotels International Inc			5		526
	Churchill Downs Inc			4		829
	Cirrus Logic Inc			6		467
*	Citigroup Inc			21,776		1,342,711
	Clearway Energy Inc			8		265
	Cmc Materials Inc			3		442
	Coca-Cola Consolidated Inc			1		303
	Cogent Communications Holdings			5		331
	Cognex Corp			5		374
	Cohen & Steers Inc			14		1,053
	Coherent Inc			35		5,294
	Coherus Biosciences Inc			23		406
	Cohu Inc			3		122
	Collegium Pharmaceutical Inc			13		256
	Columbia Banking System Inc			14		485
	Comfort Systems Usa Inc			5		273
	Commscope Holding Co Inc			23		315
	Commvault Systems Inc			14		784
	Concentrix Corp			14		1,421
	Conmed Corp			2		223
	Consolidated Communications Holdings			4		22
	Constellation Pharmaceuticals			10		274
	Corcept Therapeutics Inc			4		103
	Coresite Realty Corp			1		114
	Corvel Corp			5		473
	Cousins Properties Inc			112		3,739
	Covanta Holding Corp			23		299
	Cryolife Inc			5		113
	Cryoport Inc			5		235
	Csw Industrials Inc			8		876
	Curo Group Holdings Corp			14		198
	Curtiss-Wright Corp			42		4,866
	Cutera Inc			3		75
	Cytomx Therapeutics Inc			11		73
	Deciphera Pharmaceuticals Inc			5		323
	Deckers Outdoor Corp			6		1,571
	Denali Therapeutics Inc			10		818
	Diamondback Energy Inc			16		765
	Diamondrock Hospitality Co			373		3,081
	Dicerna Pharmaceuticals Inc			8		165
	Digital Realty Trust Inc			53		7,352
	Digital Turbine Inc			19		1,025
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dine Brands Global Inc			2		105
Domino'S Pizza Inc			1		229
Douglas Dynamics Inc			6		254
Ducommun Inc			1		51
Dxc Technology Co			50		1,300
Eagle Materials Inc			3		309
Eastgroup Properties Inc			63		8,816
Editas Medicine Inc			8		593
Ehealth Inc			4		240
Electromed Inc			4		44
Element Solutions Inc			10		181
Elf Beauty Inc			5		134
Emcor Group Inc			16		1,516
Emergent Biosolutions Inc			9		833
Empire State Realty Trust Inc			363		3,384
Enanta Pharmaceuticals Inc			5		220
Encompass Health Corp			2		203
Endurance International Group			26		242
Energizer Holdings Inc			35		1,464
Energy Recovery Inc			6		83
Enersys			64		5,304
Enphase Energy Inc			1		232
Enpro Industries Inc			2		113
Ensign Group Inc			13		933
Entegris Inc			9		893
Envestnet Inc			8		654
Envista Holdings Corp			42		1,401
Epizyme Inc			2		24
Eplus Inc			2		147
Equinix Inc			34		23,996
Equity Lifestyle Properties Inc			89		5,688
Esperion Therapeutics Inc			7		194
Essex Property Trust Inc			48		11,363
Euronet Worldwide Inc			6		841
Everbridge Inc			1		79
Evercore Inc			11		1,233
Everquote Inc			1		25
Evolent Health Inc			5		78
Evoqua Water Technologies Corp			11		294
Exact Sciences Corp			3		404
Exelixis Inc			7		146
Exlservice Holdings Inc			6		516
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Exponent Inc			14		1,204
Extended Stay America Inc			22		321
Extra Space Storage Inc			75		8,654
Factset Research Systems Inc			1		237
Fair Isaac Corp			2		783
Fate Therapeutics Inc			9		835
Federal Agricultural Mortgage			4		268
Federal Realty Investment Trust			41		3,498
Federated Hermes Inc			6		174
Fibrogen Inc			12		439
First American Financial Corp			15		752
First Bancorp			5		157
First Citizens Bancshares Inc/			1		580
First Financial Bankshares Inc			6		225
First Hawaiian Inc			48		1,130
First Horizon Corp			58		746
First Industrial Realty Trust			10		425
First Merchants Corp			15		573
Firstcash Inc			15		1,040
Five9 Inc			5		848
Focus Financial Partners Inc			1		65
Foot Locker Inc			22		876
Formfactor Inc			33		1,420
Forterra Inc			25		436
Fortinet Inc			1		131
Foundation Building Materials			10		184
Fox Factory Holding Corp			3		295
Franklin Electric Co Inc			8		534
Freshpet Inc			1		137
Frontdoor Inc			25		1,259
Fti Consulting Inc			11		1,180
Fulgent Genetics Inc			3		174
G1 Therapeutics Inc			11		190
Gartner Inc			1		168
Generac Holdings Inc			1		330
Genmark Diagnostics Inc			6		90
Gentherm Inc			2		138
Gibraltar Industries Inc			5		337
Glacier Bancorp Inc			1		58
Global Blood Therapeutics Inc			5		213
Globus Medical Inc			6		424
Glu Mobile Inc			11		100
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gossamer Bio Inc			1		14
Graco Inc			7		525
Graftech International Ltd			44		467
Grand Canyon Education Inc			1		14
Graphic Packaging Holding Co			164		2,778
Gray Television Inc			12		218
Great Lakes Dredge & Dock Corp			36		468
Green Dot Corp			2		125
Haemonetics Corp			4		510
Hain Celestial Group Inc			6		253
Halozyme Therapeutics Inc			31		1,302
Hanesbrands Inc			44		641
Hanger Inc			4		82
Hanover Insurance Group Inc			10		1,201
Harley-Davidson Inc			23		856
Harsco Corp			37		664
Hb Fuller Co			2		106
Healthcare Trust Of America Inc			105		2,902
Healthequity Inc			6		441
Healthpeak Properties Inc			210		6,343
Healthstream Inc			1		30
Helmerich & Payne Inc			26		600
Herman Miller Inc			105		3,529
Heron Therapeutics Inc			3		72
Hexcel Corp			4		202
Hibbett Sports Inc			2		104
Hillenbrand Inc			11		458
Hilton Grand Vacations Inc			8		255
Hms Holdings Corp			10		374
Host Hotels & Resorts Inc			519		7,593
Huntsman Corp			14		352
Hydrofarm Holdings Group Inc			1		33
Iaa Inc			11		719
Icu Medical Inc			3		551
Igm Biosciences Inc			1		116
Ii-Vi Inc			7		525
Immunogen Inc			46		297
Independence Realty Trust Inc			168		2,250
Infusystem Holdings Inc			3		57
Ingevity Corp			13		1,036
Innospec Inc			7		609
Innovative Industrial Properties			1		139
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Innoviva Inc			13		157
Inovalon Holdings Inc			15		275
Inphi Corp			4		676
Insight Enterprises Inc			24		1,845
Insmed Inc			15		507
Insperity Inc			4		328
Inspire Medical Systems Inc			4		711
Installed Building Products Inc			3		312
Integer Holdings Corp			1		31
Intellia Therapeutics Inc			10		532
Inter Parfums Inc			1		70
Intercept Pharmaceuticals Inc			6		152
Interdigital Inc			15		924
International Money Express Inc			3		44
Intersect Ent Inc			3		79
Intra-Cellular Therapies Inc			2		63
Invitae Corp			15		627
Invitation Homes Inc			248		7,366
Ionis Pharmaceuticals Inc			2		108
Iovance Biotherapeutics Inc			7		334
Irhythm Technologies Inc			4		947
Iridium Communications Inc			1		57
Irobot Corp			3		214
Ironwood Pharmaceuticals Inc			33		379
J & J Snack Foods Corp			2		384
J2 Global Inc			11		1,110
John B Sanfilippo & Son Inc			4		294
John Bean Technologies Corp			7		752
Johnson Outdoors Inc			1		62
Jones Lang Lasalle Inc			30		4,353
Kadant Inc			2		239
Kar Auction Services Inc			60		1,118
Karuna Therapeutics Inc			1		144
Karyopharm Therapeutics Inc			4		64
Kemper Corp			7		561
Kinsale Capital Group Inc			1		42
Knoll Inc			305		4,483
Kodiak Sciences Inc			6		881
Koppers Holdings Inc			5		170
Korn Ferry			7		316
Kura Oncology Inc			2		74
Lancaster Colony Corp			2		317
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Landstar System Inc			5		607
Lantheus Holdings Inc			10		134
Lattice Semiconductor Corp			23		1,034
Lci Industries			12		1,592
Lennox International Inc			1		111
Lgi Homes Inc			8		819
Lhc Group Inc			1		108
Liberty Broadband Corp			3		420
Life Storage Inc			48		5,714
Lifevantage Corp			20		187
Ligand Pharmaceuticals Inc			1		68
Lincoln Electric Holdings Inc			2		233
Lindsay Corp			1		118
Lithia Motors Inc			11		3,028
Littelfuse Inc			15		3,811
Liveperson Inc			3		207
Liveramp Holdings Inc			1		108
Lovesac Co			2		91
Lpl Financial Holdings Inc			1		148
Lululemon Athletica Inc			1		10,807
Lumentum Holdings Inc			2		149
Luminex Corp			1		23
Luna Innovations Inc			6		60
Lydall Inc			4		132
Macom Technology Solutions Holdings			16		870
Macrogenics Inc			6		148
Madison Square Garden Entertainment			3		265
Madrigal Pharmaceuticals Inc			4		399
Magnite Inc			13		385
Malibu Boats Inc			5		341
Manhattan Associates Inc			5		521
Marinus Pharmaceuticals Inc			5		59
Marketaxess Holdings Inc			1		582
Mastec Inc			16		1,089
Mastech Digital Inc			2		27
Maximus Inc			21		1,563
Maxlinear Inc			16		586
Mcgrath Rentcorp			3		216
Medifast Inc			1		289
Medpace Holdings Inc			9		1,169
Mercadolibre Inc			5		29,840
Mercury Systems Inc			2		105
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Meridian Bioscience Inc			2		31
Merit Medical Systems Inc			8		415
Meritage Homes Corp			3		252
Mersana Therapeutics Inc			3		73
Mettler-Toledo International I			1		8,952
Middlesex Water Co			4		258
Minerals Technologies Inc			4		272
Mirati Therapeutics Inc			6		1,392
Mks Instruments Inc			6		828
Model N Inc			3		102
Molina Healthcare Inc			2		462
Monolithic Power Systems Inc			2		815
Moog Inc			4		351
Mr Cooper Group Inc			26		804
Msa Safety Inc			3		458
Mueller Industries Inc			6		206
Murphy Usa Inc			4		491
Myers Industries Inc			1		20
Nanostring Technologies Inc			1		100
Natera Inc			7		709
National General Holdings Corp			42		1,426
National Vision Holdings Inc			7		310
Natus Medical Inc			4		79
Navient Corp			103		1,015
Ncr Corp			40		1,504
Neenah Inc			1		14
Nektar Therapeutics			3		50
Nelnet Inc			8		556
Neogenomics Inc			26		1,366
Neophotonics Corp			11		102
Neurocrine Biosciences Inc			2		186
Nevro Corp			5		897
Newmarket Corp			1		231
Nexstar Media Group Inc			10		1,100
Nlight Inc			4		122
Nmi Holdings Inc			33		737
Nordson Corp			2		356
Novavax Inc			1		159
Nuvasive Inc			9		521
Omnicell Inc			13		1,610
Onto Innovation Inc			2		118
Ooma Inc			6		90
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ormat Technologies Inc			4		357
Osi Systems Inc			8		813
Overstock.Com Inc			1		26
Ovid Therapeutics Inc			17		40
Pacific Biosciences Of California			9		245
Pacira Biosciences Inc			4		269
Pae Inc			16		148
Palomar Holdings Inc			2		180
Papa John'S International Inc			5		465
Paratek Pharmaceuticals Inc			17		107
Park Hotels & Resorts Inc			330		5,662
Parsley Energy Inc			21		297
Patrick Industries Inc			6		428
Paylocity Holding Corp			3		662
Pegasystems Inc			4		577
Penn National Gaming Inc			7		681
Pennant Group Inc			9		534
Pennymac Financial Services Inc			5		338
Penumbra Inc			2		325
Perdoceo Education Corp			21		271
Perficient Inc			5		240
Performance Food Group Co			18		842
Pfsweb Inc			8		53
Pgt Innovations Inc			2		34
Phibro Animal Health Corp			3		52
Piper Sandler Cos			1		34
Planet Fitness Inc			5		375
Plug Power Inc			25		834
Pool Corp			2		737
Power Integrations Inc			11		878
Pq Group Holdings Inc			28		405
Pra Group Inc			15		613
Pra Health Sciences Inc			3		403
Precision Biosciences Inc			6		49
Primerica Inc			6		749
Proassurance Corp			24		420
Prog Holdings Inc			80		4,282
Progress Software Corp			8		344
Progyny Inc			1		63
Prologis Inc			201		20,061
Proofpoint Inc			2		336
Prosperity Bancshares Inc			1		42
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Proto Labs Inc			1		216
Providence Service Corp			2		217
Ps Business Parks Inc			5		572
Ptc Inc			1		119
Ptc Therapeutics Inc			5		288
Pure Cycle Corp			22		243
Pzena Investment Management Inc			18		130
Q2 Holdings Inc			1		53
Qad Inc			1		57
Qts Realty Trust Inc			45		2,782
Quaker Chemical Corp			3		550
Qualys Inc			8		1,064
Quanterix Corp			2		83
Quidel Corp			1		306
R1 Rcm Inc			27		650
Rackspace Technology Inc			28		530
Radius Health Inc			6		101
Rapid7 Inc			1		57
Rbc Bearings Inc			4		659
Realpage Inc			3		235
Reata Pharmaceuticals Inc			1		142
Redfin Corp			4		292
Reinsurance Group Of America I			2		271
Renewable Energy Group Inc			4		313
Rent-A-Center Inc/Tx			15		575
Repligen Corp			7		1,281
Replimune Group Inc			2		59
Resmed Inc			1		12,553
Rexnord Corp			3		123
Rh			3		1,348
Rhythm Pharmaceuticals Inc			3		93
Rigel Pharmaceuticals Inc			33		114
Rimini Street Inc			15		64
Rli Corp			1		48
Rocket Pharmaceuticals Inc			4		254
Ryman Hospitality Properties I			5		352
Sage Therapeutics Inc			2		185
Saia Inc			3		554
Sailpoint Technologies Holding			14		738
Sally Beauty Holdings Inc			24		319
Sanderson Farms Inc			1		108
Sangamo Therapeutics Inc			36		569
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sarepta Therapeutics Inc			1		219
Sba Communications Corp			17		4,842
Scholar Rock Holding Corp			2		93
Schrodinger Inc/United States			2		175
Schweitzer-Mauduit International			25		997
Science Applications International			20		1,945
Scotts Miracle-Gro Co			2		359
Seagen Inc			2		268
Secureworks Corp			1		21
Select Medical Holdings Corp			13		352
Selectquote Inc			2		46
Semtech Corp			16		1,176
Service Corp International/Us			4		216
Shake Shack Inc			3		271
Shockwave Medical Inc			2		194
Shutterstock Inc			9		668
Sientra Inc			11		43
Signature Bank/New York Ny			2		217
Silicon Laboratories Inc			7		864
Silvercrest Asset Management Group			2		26
Simpson Manufacturing Co Inc			12		1,149
Simulations Plus Inc			1		99
Siteone Landscape Supply Inc			3		533
Six Flags Entertainment Corp			6		213
Skechers Usa Inc			29		1,057
Skyline Champion Corp			4		130
Sleep Number Corp			3		270
Slm Corp			184		2,273
Sonos Inc			11		252
South State Corp			5		329
Spectrum Brands Holdings Inc			12		922
Spirit Realty Capital Inc			215		8,629
Sprouts Farmers Market Inc			4		71
Sps Commerce Inc			10		1,114
Spx Corp			5		252
Ss&C Technologies Holdings Inc			5		374
Stamps.Com Inc			4		780
Standard Motor Products Inc			12		454
Starwood Property Trust Inc			40		$776
Stepan Co			1		179
Stereotaxis Inc			24		123
Steven Madden Ltd			44		1,529
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Strategic Education Inc			2		168
Stride Inc			14		292
Summit Materials Inc			3		52
Sun Communities Inc			49		7,456
Sunrun Inc			5		335
Sunstone Hotel Investors Inc			7		81
Super Micro Computer Inc			2		51
Superior Group Of Cos Inc			3		64
Supernus Pharmaceuticals Inc			4		109
Surmodics Inc			2		93
Svmk Inc			10		264
Sykes Enterprises Inc			35		1,334
Synaptics Inc			12		1,111
Syneos Health Inc			20		1,386
Synnex Corp			14		1,144
Synovus Financial Corp			25		819
Syros Pharmaceuticals Inc			16		171
Tabula Rasa Healthcare Inc			1		39
Tandem Diabetes Care Inc			6		540
Targa Resources Corp			5		144
Techtarget Inc			4		236
Teladoc Health Inc			1		50
Teledyne Technologies Inc			2		650
Telenav Inc			16		74
Tempur Sealy International Inc			32		874
Terex Corp			14		482
Terminix Global Holdings Inc			10		506
Terreno Realty Corp			81		4,722
Tetra Tech Inc			6		639
Texas Pacific Land Trust			1		463
Texas Roadhouse Inc			10		801
Tg Therapeutics Inc			4		226
Tivity Health Inc			20		393
Toll Brothers Inc			7		314
Topbuild Corp			8		1,426
Toro Co			5		476
Translate Bio Inc			11		197
Trex Co Inc			3		223
Trinet Group Inc			9		719
Ttec Holdings Inc			27		1,903
Turning Point Brands Inc			7		296
Turning Point Therapeutics Inc			7		870
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Twist Bioscience Corp			4		569
Tyler Technologies Inc			1		610
Ubiquiti Inc			1		389
Udr Inc			231		8,871
Ufp Industries Inc			19		1,047
Ultra Clean Holdings Inc			32		972
Ultragenyx Pharmaceutical Inc			10		1,381
Umpqua Holdings Corp			31		477
Unifirst Corp/Ma			2		477
Unisys Corp			60		1,178
Universal Corp/Va			14		670
Universal Health Realty Income			1		27
Universal Insurance Holdings Inc			1		13
Upstart Holdings Inc			184		7,518
Upwork Inc			3		115
Us Ecology Inc			1		40
Us Physical Therapy Inc			6		700
Usana Health Sciences Inc			7		560
Vail Resorts Inc			1		367
Valvoline Inc			72		1,674
Vanda Pharmaceuticals Inc			4		46
Varonis Systems Inc			2		296
Vector Group Ltd			12		137
Ventas Inc			74		3,615
Veracyte Inc			1		44
Vereit Inc			227		8,566
Vericel Corp			2		76
Verra Mobility Corp			21		277
Viavi Solutions Inc			18		265
Vici Properties Inc			466		11,872
Viewray Inc			13		48
Vir Biotechnology Inc			6		155
Virtus Investment Partners Inc			26		5,628
Virtusa Corp			1		63
Vocera Communications Inc			10		406
Vonage Holdings Corp			5		65
Voyager Therapeutics Inc			4		32
Walker & Dunlop Inc			14		1,332
Washington Federal Inc			21		532
Watsco Inc			2		494
Watts Water Technologies Inc			1		176
Wd-40 Co			1		235
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Welbilt Inc			13		174
Welltower Inc			200		12,918
Wendy'S Co			23		505
Werner Enterprises Inc			2		73
Wesco International Inc			25		1,971
West Pharmaceutical Services I			1		345
Western Alliance Bancorp			6		345
Wex Inc			2		502
Willscot Mobile Mini Holdings			11		262
Wingstop Inc			3		445
Winmark Corp			2		429
Winnebago Industries Inc			4		232
Woodward Inc			5		585
Workiva Inc			10		868
World Fuel Services Corp			55		1,705
Worthington Industries Inc			1		17
Wpx Energy Inc			16		133
Ww International Inc			2		40
Wyndham Destinations Inc			8		361
Xencor Inc			22		953
Xpel Inc			4		209
Xperi Holding Corp			2		51
Xpo Logistics Inc			4		436
Yelp Inc			33		1,077
Yeti Holdings Inc			5		337
Y-Mabs Therapeutics Inc			3		128
Yum China Holdings Inc			1		3,134
Zebra Technologies Corp			2		670
Zumiez Inc			1		25
Zynga Inc			51		500
Total U.S. equities					$2,010,199

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			314		$4,144
Asset-Backed Securities Index Fund			2,071		78,737
Commercial Mortgage-Backed Securities Index Fund			701		23,824
1-3 Year Government Bond Index Fund			271		34,174
Intermediate Government Bond Index Fund			648		31,083
Intermediate Term Credit Bond Index Fund			2,162		139,034
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Long Term Gov Bd Index Fd			82		9,380
	Mortgage-Backed Securities (MBS) Index Fund			1,649		94,296
	Wrapper					145
	Total Voya Retirement Ins & Annuity Co 60266					$414,817

	Prudential GA-62194
	Abb Fin Usa Inc	2.88%	5/8/2022	56		$58
	Abbvie Inc	3.60%	5/14/2025	435		488
	Abbvie Inc	3.20%	11/21/2029	1,566		1,769
	Abbvie Inc	3.85%	6/15/2024	126		131
	Aep Texas Inc	2.10%	7/1/2030	211		222
	Aetna Inc	2.75%	11/15/2022	190		197
	Agl Cap Corp	3.50%	9/15/2021	140		144
	Altria Grp Inc	4.00%	1/31/2024	337		376
	Ameren Illinois Co	3.80%	5/15/2028	414		486
	American Intl Grp Inc	4.13%	2/15/2024	63		71
	American Intl Grp Inc	3.75%	7/10/2025	281		321
	American Intl Grp Inc	3.90%	4/1/2026	379		436
	Amgen Inc	2.60%	8/19/2026	84		93
	Amgen Inc	2.65%	5/11/2022	379		392
	Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	850		974
	Anthem Inc	3.65%	12/1/2027	309		357
	Appalachian Pwr Co	3.30%	6/1/2027	70		78
	Apple Inc	3.25%	2/23/2026	815		923
	Arch Cap Fin Llc	4.01%	12/15/2026	35		41
	Ascension Hlth	2.53%	11/15/2029	169		184
	At&T Inc	2.30%	6/1/2027	358		382
	At&T Inc	2.55%	12/1/2033	1,296		1,331
	Autozone Inc	2.88%	1/15/2023	140		148
	Autozone Inc	3.75%	4/18/2029	281		326
	Bacct_18-A3	3.10%	12/15/2023	702		714
	Banco Santander Sa	3.80%	2/23/2028	562		644
	Bank Of Amer Corp	4.00%	1/22/2025	253		289
	Bank Of Amer Corp	3.95%	4/21/2025	576		653
	Bank Of Amer Corp	3.97%	3/5/2029	1,594		1,878
	Bank Of Amer Corp	3.97%	2/7/2030	351		419
	Bank Of Amer Corp	2.50%	2/13/2031	618		662
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	183		201
	Bank_20-Bn25	2.65%	1/15/2063	323		353
	Barclays Plc	4.38%	1/12/2026	337		395
	Barclays Plc	4.34%	1/10/2028	232		271
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Barclays Plc	4.97%	5/16/2029	154		187
Barclays Plc	3.93%	5/7/2025	702		773
Bat Cap Corp	3.22%	8/15/2024	147		162
Bat Cap Corp	3.22%	9/6/2026	119		133
Bat Cap Corp	4.70%	4/2/2027	77		92
Bbcms_19-C4	2.66%	8/15/2052	843		919
Becton Dickinson & Co	3.73%	12/15/2024	253		280
Berkshire Hathaway Inc	2.75%	3/15/2023	484		513
Boeing Co	2.25%	6/15/2026	147		151
Boeing Co	3.10%	5/1/2026	42		45
Boeing Co	2.70%	2/1/2027	597		627
Boeing Co	4.51%	5/1/2023	140		152
Boston Properties Lp	3.85%	2/1/2023	253		273
Bp Cap Markets Amer Inc	3.25%	5/6/2022	379		396
Bristol Myers Squibb Co	3.90%	2/20/2028	513		616
Broadcom Inc	4.11%	9/15/2028	331		383
Broadcom Inc	3.15%	11/15/2025	140		154
Broadcom Inc	4.70%	4/15/2025	681		788
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	218		241
Capital One Bk Usa Na	3.38%	2/15/2023	204		218
Cash					7,480
Centerpoint Energy Houston Electric Llc	2.25%	8/1/2022	119		123
Centerpoint Energy Inc	2.95%	3/1/2030	421		464
Chait_12-A7	2.16%	9/15/2024	1,123		1,162
Chait_14-A2	2.77%	3/15/2023	562		565
Charter Comms Operating Llc Cap	5.05%	3/30/2029	442		542
Charter Comms Operating Llc Cap	2.80%	4/1/2031	772		820
Chevron Corp	2.36%	12/5/2022	197		204
Chile Republic	3.25%	9/14/2021	218		225
Chubb Ina Hldgs Inc	2.70%	3/13/2023	358		379
Cigna Corp	4.50%	2/25/2026	653		774
Cintas Corp No 2	3.70%	4/1/2027	176		204
Cleveland Elec Illuminating Co	5.50%	8/15/2024	211		244
Cna Finl Corp	3.95%	5/15/2024	288		320
Cnooc Fin 2013 Ltd	2.88%	9/30/2029	281		295
Comcast Corp	3.60%	3/1/2024	428		476
Comcast Corp	3.00%	2/1/2024	337		367
Comcast Corp	3.70%	4/15/2024	154		171
Comcast Corp	4.15%	10/15/2028	154		187
Comm_15-Cr25	3.51%	8/10/2048	796		865
Comm_15-Pc1	3.62%	7/10/2050	541		573
Comm_16-Dc2	3.50%	2/10/2049	1,264		1,412
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Comm_16-Dc2	3.77%	2/10/2049	983		1,112
Commonwealth Edison Co	3.70%	8/15/2028	758		908
Constellation Brands Inc	3.70%	12/6/2026	112		129
Constellation Brands Inc	4.40%	11/15/2025	84		98
Continental Airlines Inc	4.15%	4/11/2024	31		31
Continental Airlines Inc	4.00%	10/29/2024	96		97
Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	351		394
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	737		874
Csail_15-C3	3.45%	8/15/2048	702		760
Csail_16-C5	3.76%	11/15/2048	520		581
Csail_16-C7	3.21%	11/15/2049	678		740
Cvs Caremark Corp	6.25%	6/1/2027	140		181
Cvs Hlth Corp	4.30%	3/25/2028	567		679
Delta Air Lines Inc	6.82%	8/10/2022	54		57
Diageo Cap Plc	2.00%	4/29/2030	386		404
Discover Finl Svcs	3.85%	11/21/2022	513		548
Discovery Comm Llc	3.95%	6/15/2025	176		198
Discovery Comm Llc	4.13%	5/15/2029	211		247
Dollar Tree Inc	3.70%	5/15/2023	211		227
Dow Chemical Co	3.63%	5/15/2026	463		525
Dowdupont Inc	4.49%	11/15/2025	246		289
Dte Elec Co	2.25%	3/1/2030	190		205
Dte Energy Co	2.53%	10/1/2024	260		279
Dte Energy Co	3.80%	3/15/2027	169		196
Duke Energy Fl Llc	1.75%	6/15/2030	211		215
Eastman Chemical Co	3.80%	3/15/2025	244		275
Ecopetrol Sa	5.88%	9/18/2023	70		80
Ecopetrol Sa	4.13%	1/16/2025	63		70
Ecopetrol Sa	5.38%	6/26/2026	267		307
Energy Transfer Partners Lp	4.75%	1/15/2026	466		538
Entergy Louisiana Llc	2.40%	10/1/2026	218		237
Enterprise Products Operating Llc	3.35%	3/15/2023	534		569
Enterprise Products Operating Llc	3.13%	7/31/2029	379		426
Eog Resources Inc	3.15%	4/1/2025	49		54
Equifax Inc	2.60%	12/1/2024	379		407
Evergy Inc	2.90%	9/15/2029	421		465
Eversource Energy	1.65%	8/15/2030	77		78
Export Import Bk Of Korea	4.38%	9/15/2021	365		380
Fgold 15Yr	4.00%	6/1/2026	142		152
Fgold 15Yr	4.00%	7/1/2026	69		73
Fgold 15Yr	2.50%	11/1/2027	164		172
Fgold 15Yr	2.50%	8/1/2028	167		175
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 15Yr	3.00%	8/1/2029	249		265
Fgold 15Yr	2.50%	4/1/2031	303		321
Fgold 15Yr	2.50%	7/1/2031	198		210
Fgold 15Yr Giant	3.00%	1/1/2032	419		452
Fgold 15Yr Giant	2.00%	1/1/2032	268		280
Fgold 15Yr Giant	2.50%	12/1/2031	195		205
Fgold 20Yr	3.00%	1/1/2037	230		243
Fgold 20Yr	3.50%	11/1/2037	196		209
Fgold 20Yr	3.00%	12/1/2037	183		193
Fgold 30Yr	3.00%	12/1/2042	419		448
Fgold 30Yr	3.00%	10/1/2042	262		280
Fgold 30Yr	3.00%	1/1/2043	820		877
Fgold 30Yr	4.00%	11/1/2040	163		180
Fgold 30Yr	4.00%	12/1/2040	444		491
Fgold 30Yr	5.00%	8/1/2041	555		633
Fgold 30Yr	5.00%	7/1/2041	123		141
Fgold 30Yr Giant	5.50%	1/1/2035	50		58
Fgold 30Yr Giant	4.50%	6/1/2039	68		76
Fgold 30Yr Giant	4.00%	11/1/2039	219		242
Fgold 30Yr Giant	4.50%	12/1/2039	124		139
Fgold 30Yr Giant	5.50%	1/1/2040	66		78
Fgold 30Yr Giant	4.00%	12/1/2040	183		202
Fgold 30Yr Giant	4.00%	12/1/2040	195		215
Fgold 30Yr Giant	4.00%	2/1/2041	366		404
Fgold 30Yr Giant	4.50%	4/1/2041	530		595
Fgold 30Yr Giant	3.00%	6/1/2042	238		254
Fgold 30Yr Giant	3.50%	9/1/2042	441		484
Fgold 30Yr Giant	3.50%	7/1/2047	620		659
Fgold 30Yr Giant	4.00%	8/1/2047	310		334
Fgold 30Yr Giant	4.50%	8/1/2047	334		365
Fgold 30Yr Giant	3.50%	10/1/2047	305		325
Fgold 30Yr Giant	3.50%	1/1/2048	368		391
Fgold 30Yr Giant	5.50%	6/1/2038	292		344
Fgold 30Yr Giant	4.50%	10/1/2039	294		330
Fgold 30Yr Giant	4.50%	11/1/2039	56		63
Fgold 30Yr Giant	3.50%	5/1/2045	726		781
Fgold 30Yr Giant	4.00%	11/1/2045	459		502
Fgold 30Yr Giant	3.50%	12/1/2045	1,169		1,258
Fgold 30Yr Giant	4.00%	12/1/2046	353		385
Fgold 30Yr Giant	3.00%	1/1/2047	627		665
Fgold 30Yr Giant	3.00%	2/1/2047	1,324		1,403
Fhlmc 30Yr Umbs	3.00%	1/1/2050	723		758
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	152		161
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	71		76
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	491		534
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	387		413
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	570		607
Fhlmc Gold 30Yr	2.50%	1/1/2043	285		305
Fhlmc Gold 30Yr	3.00%	2/1/2043	533		580
Fhlmc Gold 30Yr	3.50%	9/1/2043	594		646
Fhlmc Gold 30Yr	3.50%	12/1/2046	235		254
Fhlmc Gold 30Yr	4.50%	7/1/2047	170		186
Fhlmc Gold 30Yr	4.00%	1/1/2048	773		833
Fhms_K077	3.85%	5/25/2028	112		134
Fhms_K083	4.03%	10/25/2028	211		254
Fhms_K104	1.96%	1/25/2030	1,615		1,721
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	53		59
Fiserv Inc	3.50%	10/1/2022	111		117
Fiserv Inc	3.85%	6/1/2025	218		246
Fiserv Inc	2.75%	7/1/2024	28		31
Fnma	0.50%	6/17/2025	625		628
Fnma	2.00%	10/5/2022	548		568
Fnma	1.63%	1/7/2025	548		581
Fnma 15Yr	3.50%	9/1/2026	90		96
Fnma 15Yr	3.00%	5/1/2027	355		375
Fnma 20Yr	4.50%	6/1/2031	161		177
Fnma 30Yr	5.50%	5/1/2037	74		86
Fnma 30Yr	5.50%	6/1/2033	97		112
Fnma 30Yr	5.50%	10/1/2033	123		143
Fnma 30Yr	4.00%	12/1/2040	271		300
Fnma 30Yr	4.00%	1/1/2041	410		453
Fnma 30Yr	4.50%	2/1/2041	755		847
Fnma 30Yr	4.00%	2/1/2041	170		189
Fnma 30Yr	4.00%	1/1/2042	395		437
Fnma 30Yr	5.00%	12/1/2034	239		274
Fnma 30Yr	4.50%	5/1/2039	84		94
Fnma 30Yr	5.50%	4/1/2034	103		121
Fnma 30Yr	5.00%	4/1/2034	494		566
Fnma 30Yr	5.50%	9/1/2034	100		116
Fnma 30Yr	5.00%	7/1/2035	145		166
Fnma 30Yr	5.50%	2/1/2035	180		210
Fnma 30Yr	6.50%	12/1/2037	66		78
Fnma 30Yr	6.00%	5/1/2038	291		344
Fnma 30Yr	4.00%	9/1/2040	154		170
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	5.50%	3/1/2038	103		121
Fnma 30Yr	4.00%	3/1/2039	53		58
Fnma 30Yr	4.50%	2/1/2041	670		752
Fnma 30Yr	4.50%	3/1/2041	223		251
Fnma 30Yr	3.50%	5/1/2042	527		582
Fnma 30Yr	4.50%	9/1/2039	94		106
Fnma 30Yr	4.00%	7/1/2040	83		92
Fnma 30Yr	3.50%	6/1/2039	146		158
Fnma 30Yr	4.00%	10/1/2040	61		68
Fnma 15Yr	2.50%	4/1/2028	59		62
Fnma 15Yr	3.00%	8/1/2028	272		287
Fnma 15Yr	3.00%	12/1/2030	184		196
Fnma 15Yr	2.00%	8/1/2031	296		310
Fnma 15Yr	2.50%	7/1/2028	207		217
Fnma 15Yr	2.50%	8/1/2028	193		202
Fnma 15Yr	2.50%	8/1/2028	16		17
Fnma 15Yr	3.00%	11/1/2028	149		157
Fnma 15Yr	2.50%	2/1/2029	130		136
Fnma 15Yr	3.50%	7/1/2027	334		356
Fnma 15Yr	2.50%	7/1/2030	131		138
Fnma 15Yr	3.50%	12/1/2030	105		114
Fnma 15Yr	2.50%	9/1/2027	656		688
Fnma 15Yr	3.50%	3/1/2033	175		186
Fnma 15Yr	3.50%	5/1/2033	442		470
Fnma 15Yr Umbs	2.00%	10/1/2034	797		834
Fnma 15Yr Umbs	2.50%	4/1/2035	660		692
Fnma 20Yr	3.00%	11/1/2036	624		661
Fnma 30Yr	3.00%	10/1/2043	36		39
Fnma 30Yr	3.50%	8/1/2042	563		610
Fnma 30Yr	3.50%	5/1/2042	1,218		1,322
Fnma 30Yr	3.00%	12/1/2042	325		355
Fnma 30Yr	3.00%	1/1/2043	590		642
Fnma 30Yr	3.00%	2/1/2043	582		622
Fnma 30Yr	3.00%	7/1/2043	378		404
Fnma 30Yr	3.50%	3/1/2043	505		555
Fnma 30Yr	3.00%	10/1/2043	154		165
Fnma 30Yr	4.00%	9/1/2044	287		313
Fnma 30Yr	4.00%	7/1/2045	262		286
Fnma 30Yr	3.50%	5/1/2045	626		681
Fnma 30Yr	3.50%	6/1/2045	926		997
Fnma 30Yr	4.00%	12/1/2045	500		546
Fnma 30Yr	3.50%	4/1/2046	492		524
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	7/1/2046	116		127
Fnma 30Yr	2.50%	9/1/2046	415		439
Fnma 30Yr	3.00%	11/1/2046	561		594
Fnma 30Yr	3.00%	12/1/2046	157		167
Fnma 30Yr	3.50%	12/1/2046	661		705
Fnma 30Yr	3.00%	1/1/2047	1,657		1,755
Fnma 30Yr	4.00%	2/1/2047	1,067		1,163
Fnma 30Yr	3.00%	9/1/2043	108		115
Fnma 30Yr	4.00%	10/1/2043	130		143
Fnma 30Yr	3.50%	9/1/2047	532		571
Fnma 30Yr	4.00%	1/1/2048	350		377
Fnma 30Yr	4.50%	11/1/2048	273		296
Fnma 30Yr	3.50%	8/1/2048	286		304
Fnma 30Yr	3.50%	9/1/2042	211		229
Fnma 30Yr	3.50%	6/1/2042	1,613		1,764
Fnma 30Yr	3.00%	10/1/2042	329		352
Fnma 30Yr	3.50%	11/1/2042	828		899
Fnma 30Yr	3.00%	12/1/2042	685		732
Fnma 30Yr	3.00%	1/1/2043	148		160
Fnma 30Yr	3.00%	1/1/2043	420		454
Fnma 30Yr	3.00%	1/1/2043	532		569
Fnma 30Yr	3.00%	3/1/2043	649		711
Fnma 30Yr	3.50%	1/1/2046	311		335
Fnma 30Yr	4.50%	12/1/2048	191		207
Fnma 30Yr	3.00%	11/1/2046	526		557
Fnma 30Yr	3.00%	1/1/2047	649		688
Fnma 30Yr	3.50%	8/1/2047	452		480
Fnma 30Yr	4.00%	10/1/2047	1,384		1,492
Fnma 30Yr	3.50%	11/1/2047	1,071		1,138
Fnma 30Yr	4.50%	3/1/2048	216		236
Fnma 30Yr	4.00%	2/1/2048	322		347
Fnma 30Yr	4.00%	4/1/2048	695		744
Fnma 30Yr Umbs	3.00%	6/1/2050	755		793
Fnma 30Yr Umbs	2.00%	12/1/2050	538		561
Fnma 30Yr Umbs	2.50%	9/1/2050	2,891		3,053
Fnma 30Yr Umbs	2.50%	10/1/2050	4,498		4,750
Fnma 30Yr Umbs Super	3.50%	11/1/2048	1,116		1,186
Fortis Inc	3.06%	10/4/2026	58		64
General Dynamics Corp	2.25%	11/15/2022	253		262
General Motors Fin Co Inc	4.00%	1/15/2025	358		401
General Motors Fin Co Inc	3.60%	6/21/2030	772		860
Georgia Pwr Co	2.85%	5/15/2022	246		255
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Georgia Pwr Co	2.65%	9/15/2029	225		249
Glaxosmithkline Cap Inc	2.80%	3/18/2023	21		22
Gnma 30Yr	3.50%	1/15/2042	321		350
Gnma 30Yr	4.50%	11/15/2039	114		129
Gnma 30Yr	4.50%	4/15/2040	235		265
Gnma 30Yr	5.00%	5/15/2035	77		86
Gnma 30Yr	5.50%	4/15/2038	80		90
Gnma 30Yr	5.50%	6/15/2038	116		131
Gnma 30Yr Platinum	5.00%	7/15/2039	117		131
Gnma 30Yr	3.00%	11/15/2042	467		512
Gnma 30Yr	3.00%	12/20/2049	785		824
Gnma 30Yr	3.50%	5/15/2043	207		225
Gnma 30Yr	3.00%	3/15/2043	293		307
Gnma2 15Yr	3.00%	3/20/2027	84		89
Gnma2 30Yr	4.00%	4/20/2042	98		109
Gnma2 30Yr	3.00%	8/20/2042	186		199
Gnma2 30Yr	3.50%	8/20/2042	571		625
Gnma2 30Yr	3.00%	9/20/2042	379		406
Gnma2 30Yr	3.50%	9/20/2042	458		501
Gnma2 30Yr	3.50%	10/20/2042	459		503
Gnma2 30Yr	3.00%	12/20/2042	195		209
Gnma2 30Yr	3.00%	1/20/2043	273		292
Gnma2 30Yr	3.50%	5/20/2043	574		626
Gnma2 30Yr	4.50%	6/20/2044	298		335
Gnma2 30Yr	3.50%	10/20/2044	536		584
Gnma2 30Yr	4.00%	10/20/2044	384		425
Gnma2 30Yr	3.00%	12/20/2044	130		139
Gnma2 30Yr	3.50%	4/20/2046	400		433
Gnma2 30Yr	3.50%	4/20/2045	666		724
Gnma2 30Yr	3.50%	6/20/2045	265		288
Gnma2 30Yr	3.00%	8/20/2045	309		330
Gnma2 30Yr	3.00%	9/20/2045	300		320
Gnma2 30Yr	4.00%	12/20/2045	686		753
Gnma2 30Yr	3.00%	5/20/2046	474		504
Gnma2 30Yr	4.00%	5/20/2046	342		376
Gnma2 30Yr	3.00%	7/20/2046	1,086		1,156
Gnma2 30Yr	3.50%	7/20/2046	319		346
Gnma2 30Yr	3.50%	8/20/2046	360		390
Gnma2 30Yr	3.50%	9/20/2046	368		399
Gnma2 30Yr	3.00%	10/20/2046	907		965
Gnma2 30Yr	4.00%	10/20/2046	136		148
Gnma2 30Yr	3.50%	11/20/2046	117		127
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	11/20/2046	165		179
Gnma2 30Yr	2.50%	12/20/2046	210		224
Gnma2 30Yr	3.00%	12/20/2046	944		1,005
Gnma2 30Yr	3.50%	12/20/2046	1,202		1,303
Gnma2 30Yr	4.00%	3/20/2047	398		431
Gnma2 30Yr	3.50%	8/20/2048	240		258
Gnma2 30Yr	3.50%	6/20/2047	173		186
Gnma2 30Yr	3.50%	7/20/2047	513		551
Gnma2 30Yr	4.00%	8/20/2047	503		544
Gnma2 30Yr	3.50%	8/20/2047	356		382
Gnma2 30Yr	4.00%	9/20/2047	608		656
Gnma2 30Yr	3.50%	11/20/2047	981		1,054
Gnma2 30Yr	4.00%	12/20/2047	259		280
Gnma2 30Yr	3.00%	1/20/2048	436		463
Gnma2 30Yr	4.00%	1/20/2048	395		426
Gnma2 30Yr	4.50%	1/20/2048	250		274
Gnma2 30Yr	4.50%	2/20/2048	257		281
Gnma2 30Yr	3.00%	10/20/2049	182		191
Gnma2 30Yr	3.50%	12/20/2048	541		580
Gnma2 30Yr	3.00%	7/20/2049	583		612
Gnma2 30Yr	3.00%	9/20/2049	658		691
Gnma2 30Yr	3.50%	12/20/2049	498		529
Gnma2 30Yr	3.00%	4/20/2050	702		739
Gnma2 30Yr	2.00%	12/20/2050	702		736
Gnma2 30Yr	5.00%	8/20/2039	62		69
Gnma2 30Yr	4.50%	5/20/2040	251		283
Gnma2 30Yr	4.50%	7/20/2040	157		177
Gnma2 30Yr	4.00%	9/20/2040	188		209
Gnma2 30Yr	4.00%	10/20/2040	293		325
Gnma2 30Yr	4.50%	10/20/2040	171		193
Gnma2 30Yr	4.50%	12/20/2040	249		281
Gnma2 30Yr	4.00%	2/20/2041	64		71
Gnma2 30Yr	4.00%	1/20/2041	119		132
Gnma2 30Yr	4.00%	3/20/2041	189		210
Gnma2 30Yr	5.00%	4/20/2041	222		254
Gnma2 30Yr	4.50%	8/20/2041	214		241
Gnma2 30Yr	4.50%	7/20/2041	71		80
Gnma2 30Yr Tba(Reg C)	2.50%	2/18/2021	2,809		2,970
Goldman Sachs Grp Inc	3.85%	1/26/2027	709		822
Goldman Sachs Grp Inc	3.69%	6/5/2028	765		884
Goldman Sachs Grp Inc	3.50%	11/16/2026	239		269
Halliburton Co	3.80%	11/15/2025	126		142
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hcp Inc	3.00%	1/15/2030	169		187
Hormel Foods Corp	1.80%	6/11/2030	576		596
Hsbc Hldgs Plc	4.58%	6/19/2029	513		607
Hsbc Hldgs Plc	2.63%	11/7/2025	154		165
Husky Energy Inc	4.00%	4/15/2024	105		114
Hydro Quebec	8.05%	7/7/2024	98		127
Ibm Corp	3.63%	2/12/2024	281		312
Indonesia Republic	3.50%	1/11/2028	632		719
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	197		215
Intuit Inc	0.95%	7/15/2025	183		186
Intuit Inc	1.35%	7/15/2027	42		43
Israel State	4.00%	6/30/2022	281		296
Italy Republic	2.38%	10/17/2024	562		594
Jm Smucker Co	3.50%	3/15/2025	126		142
Jp Morgan Chase & Co	4.45%	12/5/2029	351		430
Jpmbb_15-C30	3.55%	7/15/2048	1,123		1,233
Jpmcc_19-Cor4	3.76%	3/10/2052	1,123		1,290
Jpmorgan Chase & Co	3.88%	9/10/2024	274		310
Jpmorgan Chase & Co	3.51%	1/23/2029	2,078		2,401
Jpmorgan Chase & Co	2.52%	4/22/2031	562		606
Keybank Na	3.90%	4/13/2029	702		819
Keycorp	5.10%	3/24/2021	98		101
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	112		125
Laboratory Corp Of Amer	3.60%	2/1/2025	295		331
Laboratory Corp Of Amer	3.25%	9/1/2024	56		62
Lincoln Natl Corp	3.05%	1/15/2030	63		71
Lloyds Bkg Grp Plc	4.38%	3/22/2028	281		337
Lockheed Martin Corp	2.90%	3/1/2025	470		517
Lockheed Martin Corp	3.10%	1/15/2023	225		239
Lyb Intl Fin Iii Llc	3.38%	5/1/2030	49		55
Lyondellbasell Inds Nv	5.75%	4/15/2024	232		270
Markel Corp	3.35%	9/17/2029	295		333
Marriott Intl Inc	3.13%	6/15/2026	211		225
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	176		192
Martin Marietta Materials Inc	2.50%	3/15/2030	84		90
Mcdonalds Corp	3.70%	1/30/2026	246		283
Mexico United Mexican States	4.00%	10/2/2023	135		149
Microsoft Corp	2.40%	8/8/2026	225		247
Morgan Stanley	4.00%	7/23/2025	274		318
Morgan Stanley	4.43%	1/23/2030	646		799
Morgan Stanley	3.77%	1/24/2029	379		445
Morgan Stanley	3.88%	1/27/2026	569		662
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Morgan Stanley	2.63%	11/17/2021	112		115
Mplx Lp	4.50%	7/15/2023	281		312
Mplx Lp	4.13%	3/1/2027	133		156
Mplx Lp	4.00%	3/15/2028	119		139
Mplx Lp	4.80%	2/15/2029	176		214
Mplx Lp	4.25%	12/1/2027	260		305
Msbam_15-C23	3.45%	7/15/2050	1,366		1,491
Msbam_15-C24	3.73%	5/15/2048	1,404		1,577
Msbam_15-C25	3.37%	10/15/2048	983		1,084
Msbam_15-C26	3.21%	10/15/2048	1,559		1,666
Mylan Inc	4.55%	4/15/2028	1,074		1,290
Natwest Grp Plc	4.27%	3/22/2025	576		643
Newmont Corp	2.25%	10/1/2030	63		67
Nutrien Ltd	3.50%	6/1/2023	225		239
O Reilly Automotive Inc	1.75%	3/15/2031	70		71
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	169		185
Oneok Inc	3.10%	3/15/2030	836		895
Oneok Partners Lp	3.38%	10/1/2022	70		74
Pacific Gas & Elec Co	1.75%	6/16/2022	211		211
Panama Republic	7.13%	1/29/2026	421		551
Panama Republic	3.16%	1/23/2030	281		316
Peacehealth Obligated Grp	1.38%	11/15/2025	35		36
Pefco	4.30%	12/15/2021	225		233
Pefco	3.55%	1/15/2024	204		225
Pepsico Inc	3.60%	3/1/2024	197		217
Philip Morris Intl Inc	2.63%	3/6/2023	239		253
Plains All Amern Pipeline Lp	3.55%	12/15/2029	112		118
Plains All Amern Pipeline Lp	3.80%	9/15/2030	56		61
Pnc Bk Na	3.25%	6/1/2025	351		391
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	77		86
Ppl Cap Fdg Inc	4.13%	4/15/2030	281		337
Pseg Pwr Llc	3.00%	6/15/2021	253		255
Puget Energy Inc	3.65%	5/15/2025	119		132
Puget Energy Inc	4.10%	6/15/2030	197		225
Quebec Province	7.13%	2/9/2024	225		276
Raytheon Tech Corp	4.13%	11/16/2028	126		151
Rock Tenn Co	4.90%	3/1/2022	91		98
Rogers Comm Inc	3.00%	3/15/2023	98		104
Royal Bk Of Canada	1.15%	6/10/2025	597		610
San Diego Gas & Elec Co	3.60%	9/1/2023	169		183
Schlumberger Investment Sa	3.65%	12/1/2023	98		107
Sempra Energy	3.40%	2/1/2028	204		235
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Simon Property Grp Lp	3.75%	2/1/2024	555		610
Simon Property Grp Lp	3.50%	9/1/2025	112		125
Southern Ca Edison Co	3.50%	10/1/2023	730		791
Southwest Airlines Co	2.63%	2/10/2030	211		217
Southwest Airlines Co	4.75%	5/4/2023	105		115
Southwest Airlines Co	5.13%	6/15/2027	169		200
Stanford University	1.29%	6/1/2027	562		576
Stryker Corp	3.38%	5/15/2024	112		123
Stryker Corp	3.38%	11/1/2025	98		111
Sutter Health	3.70%	8/15/2028	407		464
T Mobile Usa Inc	3.88%	4/15/2030	239		278
T Mobile Usa Inc	2.05%	2/15/2028	913		960
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	337		348
Thermo Fisher Scientific Inc	4.15%	2/1/2024	56		63
Thermo Fisher Scientific Inc	4.13%	3/25/2025	70		81
Total Cap Intl Sa	2.70%	1/25/2023	119		127
Total Cap Intl Sa	2.83%	1/10/2030	176		199
Treasury Bond	6.25%	8/15/2023	5,519		6,526
Treasury Note	2.13%	7/31/2024	8,328		8,969
Treasury Note	1.88%	9/30/2022	2,293		2,374
Treasury Note	2.00%	10/31/2022	21		22
Treasury Note	2.88%	5/15/2028	2,486		2,889
Treasury Note	2.88%	11/15/2021	7,576		7,785
Treasury Note	3.13%	11/15/2028	11,452		13,605
Treasury Note	2.63%	2/15/2029	2,451		2,837
Treasury Note	2.00%	2/15/2025	4,290		4,626
Treasury Note	2.00%	8/15/2025	6,151		6,673
Treasury Note	1.75%	9/30/2022	1,769		1,827
Treasury Note	2.25%	11/15/2025	3,595		3,937
Treasury Note	1.63%	4/30/2023	11,768		12,206
Treasury Note	1.63%	11/15/2022	22		23
Treasury Note	1.88%	4/30/2022	11,326		11,625
Treasury Note	2.13%	5/15/2025	7,057		7,636
Treasury Note	2.13%	6/30/2022	3,602		3,710
Treasury Note	1.38%	2/15/2023	5,989		6,178
Treasury Note	0.50%	3/15/2023	15,644		15,794
Treasury Note	0.38%	4/30/2025	7,141		7,172
Treasury Note	0.13%	9/15/2023	8,595		8,591
Treasury Note	0.25%	9/30/2025	6,214		6,194
Treasury Note	0.13%	9/30/2022	4,473		4,474
Treasury Note	0.88%	11/15/2030	4,641		4,631
Treasury Note	0.13%	11/30/2022	225		225
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	0.63%	11/30/2027	77		77
Treasury Note	0.38%	11/30/2025	1,362		1,365
Treasury Note	0.13%	12/15/2023	400		400
Treasury Note	0.63%	12/31/2027	1,123		1,122
Treasury Note	0.38%	12/31/2025	2,324		2,326
Treasury Strip (Int)	—%	2/15/2029	2,472		2,298
Truist Bk	2.75%	5/1/2023	281		297
Tyson Foods Inc	4.00%	3/1/2026	358		416
Ubscm_18-C11	4.31%	6/15/2051	737		830
Ubscm_18-C13	4.07%	10/15/2051	1,123		1,315
Ubscm_18-C8	3.72%	2/15/2051	1,404		1,612
Umbs 30Yr Tba(Reg A)	2.50%	1/14/2021	1,404		1,481
Umbs 30Yr Tba(Reg A)	2.00%	1/14/2021	4,213		4,379
Umbs 30Yr Tba(Reg A)	3.00%	1/14/2021	702		736
Umbs 30Yr Tba(Reg A)	3.50%	1/14/2021	(702)		(743)
Umbs 30Yr Tba(Reg A)	2.00%	2/11/2021	11,937		12,385
Umbs 30Yr Tba(Reg A)	2.50%	2/11/2021	1,404		1,479
Unitedhealth Grp Inc	4.70%	2/15/2021	169		172
Unitedhealth Grp Inc	3.75%	7/15/2025	407		471
University of California	3.06%	7/1/2025	667		743
Upjohn Inc	2.70%	6/22/2030	295		313
Uruguay Republic	4.38%	10/27/2027	744		886
Us Bk Na Cincinnati	3.40%	7/24/2023	176		191
Us Bk Na Cincinnati	2.65%	5/23/2022	351		363
Valero Energy Corp	4.00%	4/1/2029	140		159
Ventas Realty Lp	3.85%	4/1/2027	176		198
Verisk Analytics Inc	4.13%	9/12/2022	140		150
Verizon Comms Inc	4.02%	12/3/2029	657		782
Verizon Communications Inc	4.33%	9/21/2028	386		469
Viacomcbs Inc	3.13%	6/15/2022	140		143
Viacomcbs Inc	3.88%	4/1/2024	98		108
Virginia Elec & Pwr Co	3.15%	1/15/2026	337		379
Wabtec Corp	3.45%	11/15/2026	281		309
Walt Disney Co	1.85%	7/30/2026	190		201
Waste Mgmt Inc	2.90%	9/15/2022	105		110
Wells Fargo & Co	3.00%	10/23/2026	969		1,079
Wells Fargo & Co	4.13%	8/15/2023	21		23
Wells Fargo & Co	2.57%	2/11/2031	632		678
Wfcm_16-C37	3.79%	12/15/2049	850		976
Williams Partners Lp	3.75%	6/15/2027	211		241
Williams Partners Lp	4.30%	3/4/2024	274		306
Xcel Energy Inc	3.30%	6/1/2025	225		248
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Xylem Inc	4.88%	10/1/2021	239		249
	Yale University	1.48%	4/15/2030	499		511
	Total Prudential GA-62194					$400,963

	American General Life Contract No. 725840
	American Intl Group Sr Unsec	4.20%	4/1/2028	702		$835
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	843		843
	Apple Inc Sr Unsec	1.70%	9/11/2022	913		936
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	702		760
	Barclays Plc Sr Unsec	2.85%	5/7/2026	913		981
	Barclays Plc Sr Unsec	3.65%	3/16/2025	702		775
	Bay Area Ca Toll Authority	2.57%	4/1/2031	843		909
	Bnp Paribas Sr Non-Prefer 144A	3.05%	1/13/2031	843		921
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,755		1,770
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,053		1,263
	Cobb-Marietta Coliseum	2.55%	7/1/2021	878		887
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	356		356
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,651		3,985
	Daimler Finance Na Llc	3.75%	11/5/2021	492		505
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.12%	2/15/2022	702		708
	Dell Int Llc / Emc Corp Sr Sec 144A	4.90%	10/1/2026	351		415
	Dell Intl Llc / Emc 144A Smr	6.02%	6/15/2026	351		429
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	983		1,008
	Emory University Unsec	2.14%	9/1/2030	913		961
	Enbridge Inc Sr Unsec	0.72%	2/18/2022	913		913
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	702		705
	European Investment Bank Sr Unsec	2.00%	3/15/2021	1,580		1,586
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,194		1,304
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,896		1,897
	Fed Home Ln Mtge Glbl Nt (3.5Mmm)	0.25%	9/8/2023	2,738		2,745
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	2,738		2,740
	Fh Arm 1Q1534 H15T1Y+223.1 10.261	3.23%	6/1/2037	227		240
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,182		1,262
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,954		2,105
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	45		48
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	1,024		1,082
	Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,184		6,705
	Fn Arm 793029 Us0006M+158.2 10.869	1.99%	7/1/2034	193		200
	Fnma Nt (3Mmm)	2.00%	1/5/2022	4,985		5,081
	Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	101		107
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,501		1,609
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	1,232		1,319
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	242		253
Fnma Pass Thru 15Yr #Fm4457	3.00%	7/1/2035	2,346		2,459
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	121		135
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	30		33
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	60		67
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	33		37
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	98		110
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	37		42
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	54		60
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	12		14
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	11		13
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	8		10
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	181		212
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	103		115
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	85		100
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	170		200
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	6		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	110		129
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	71		84
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	335		392
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	42		50
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	101		118
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	867		977
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,832		1,942
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	2,197		2,335
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	3,104		3,315
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	1,828		1,950
Fnma Tba 2.0% Mar 30Yr	2.00%	3/11/2051	4,353		4,508
Fnma Tba 2.5% Mar 30Yr	2.50%	3/11/2051	30,685		32,249
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	968		1,043
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	2,045		2,205
Gnma Ii Tba 2.0% Mar 30Yr Jmbo	2.00%	3/18/2051	7,443		7,759
Gnma Ii Tba 2.5% Mar 30Yr Jmbo	2.50%	3/18/2051	1,826		1,926
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	3,511		4,008
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,404		1,412
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,668		3,159
Industry Pub Facs-A	4.34%	7/1/2024	702		777
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	948		990
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	351		353
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,107		2,476
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,194		1,334
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	983		1,187
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	351		397
Met Tow Gl Funding Sofr Sec 144A	0.64%	1/17/2023	1,053		1,057
Met Trn Auth-A2-Babs	5.36%	11/15/2023	421		468
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,053		1,181
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,826		2,092
Morgan Stanley Sr Unsec	3.59%	7/22/2028	702		802
New York Life Global Fdg Sec 144A	0.49%	1/21/2022	492		493
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	702		776
Ny St Urban Dev-B	2.10%	3/15/2022	1,183		1,196
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,194		1,357
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,404		1,529
Pacific Gas & Electric	1.60%	11/15/2021	211		211
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	351		377
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	562		598
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	632		634
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	702		740
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	702		716
Slclt 2007-1 A4 3Mlib+6Bp	0.28%	5/15/2029	591		582
Slma 2005-7 A4 3Mlib+15Bp	0.36%	10/25/2029	628		623
Slma 2005-8 A4 3Mlib	0.76%	1/25/2028	403		403
Slma 2006-5 A5 3Mlib+11Bp	0.32%	1/25/2027	19		19
Slma 2006-8 A5 3Mlib+11Bp	0.32%	1/27/2025	255		255
Slma 2007-1 A5 3Mlib+9	0.30%	1/26/2026	84		84
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	702		750
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	224		226
Standard Chartered Pl Sr Unsec 144A Sofr	1.34%	10/14/2023	843		848
Stanford University Unsec	1.29%	6/1/2027	492		506
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	702		733
Sutter Health Unsec	3.70%	8/15/2028	843		957
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	211		218
U S Treasury Note	1.50%	11/30/2021	17,063		17,278
U S Treasury Note	1.50%	10/31/2021	5,407		5,469
U S Treasury Note	2.25%	4/30/2021	12,288		12,373
U S Treasury Note	2.13%	12/31/2021	1,966		2,005
U S Treasury Note	1.75%	7/31/2021	9,479		9,569
U S Treasury Note	2.13%	5/31/2021	7,443		7,504
U S Treasury Note	2.88%	11/15/2021	2,107		2,157
U S Treasury Note	0.13%	11/30/2022	13,903		13,909
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	U S Treasury Note	0.13%	10/31/2022	19,310		19,313
	U S Treasury Note	1.38%	1/31/2025	2,036		2,128
	U S Treasury Note	1.88%	1/31/2022	18,959		19,319
	U S Treasury Note	1.75%	3/31/2022	2,107		2,149
	U S Treasury Repo	0.11%	1/5/2021	46,554		46,554
	U S Treasury Repo	0.12%	1/4/2021	46,554		46,554
	Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,404		1,421
	Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	246		282
	Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,615		1,638
	Ut St-Babs-B	3.54%	7/1/2025	1,439		1,566
	Wells Fargo & Company Sr Unsec	2.88%	10/30/2030	281		307
	Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	492		545
	Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	702		796
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,194		1,342
	Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	878		967
	Yale University Unsec	0.87%	4/15/2025	1,404		1,427
	Interest Receivable					1,046
	Net Unsettled Trades					(92,381)
	Broker Money					(199)
	Total American General Life Contract No. 725840					$277,306

	Royal Bank of Canada Contract No. Citigroup01
	American Intl Group Sr Unsec	4.20%	4/1/2028	702		$835
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	843		843
	Apple Inc Sr Unsec	1.70%	9/11/2022	913		936
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	702		760
	Barclays Plc Sr Unsec	2.85%	5/7/2026	913		981
	Barclays Plc Sr Unsec	3.65%	3/16/2025	702		775
	Bay Area Ca Toll Authority	2.57%	4/1/2031	843		909
	Bnp Paribas Sr Non-Prefer 144A	3.05%	1/13/2031	843		921
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,755		1,770
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,053		1,263
	Cobb-Marietta Coliseum	2.55%	7/1/2021	878		887
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	356		356
	Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,651		3,985
	Daimler Finance Na Llc	3.75%	11/5/2021	492		505
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.12%	2/15/2022	702		708
	Dell Int Llc / Emc Corp Sr Sec 144A	4.90%	10/1/2026	351		415
	Dell Intl Llc / Emc 144A Smr	6.02%	6/15/2026	351		429
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	983		1,008
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Emory University Unsec	2.14%	9/1/2030	913		961
Enbridge Inc Sr Unsec	0.72%	2/18/2022	913		913
Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	702		705
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,580		1,586
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,194		1,304
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,896		1,897
Fed Home Ln Mtge Glbl Nt (3.5Mmm)	0.25%	9/8/2023	2,738		2,745
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	2,738		2,740
Fh Arm 1Q1534 H15T1Y+223.1 10.261	3.23%	6/1/2037	227		240
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	1,182		1,262
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,954		2,105
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	45		48
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	1,024		1,082
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	6,184		6,705
Fn Arm 793029 Us0006M+158.2 10.869	1.99%	7/1/2034	193		200
Fnma Nt (3Mmm)	2.00%	1/5/2022	4,985		5,081
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	101		107
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	1,501		1,609
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	1,232		1,319
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	242		253
Fnma Pass Thru 15Yr #Fm4457	3.00%	7/1/2035	2,346		2,459
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	121		135
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	30		33
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	60		67
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	33		37
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	98		110
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	37		42
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	54		60
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	12		14
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	11		13
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	8		10
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	181		212
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	103		115
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	85		100
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	170		200
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	6		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	110		129
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	71		84
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	335		392
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	42		50
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	101		118
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	867		977
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,832		1,942
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	2,197		2,335
Fnma Pass Thru 30Yr #Ma3495	4.00%	10/1/2048	3,104		3,315
Fnma Pass Thru 30Yr #Zt1594	4.00%	1/1/2049	1,828		1,950
Fnma Tba 2.0% Mar 30Yr	2.00%	3/11/2051	4,353		4,508
Fnma Tba 2.5% Mar 30Yr	2.50%	3/11/2051	30,685		32,249
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	968		1,043
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	2,045		2,205
Gnma Ii Tba 2.0% Mar 30Yr Jmbo	2.00%	3/18/2051	7,443		7,759
Gnma Ii Tba 2.5% Mar 30Yr Jmbo	2.50%	3/18/2051	1,826		1,926
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	3,511		4,008
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,404		1,412
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,668		3,159
Industry Pub Facs-A	4.34%	7/1/2024	702		777
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	948		990
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	351		353
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,107		2,476
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,194		1,334
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	983		1,187
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	351		397
Met Tow Gl Funding Sofr Sec 144A	0.64%	1/17/2023	1,053		1,057
Met Trn Auth-A2-Babs	5.36%	11/15/2023	421		468
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,053		1,181
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,826		2,092
Morgan Stanley Sr Unsec	3.59%	7/22/2028	702		802
New York Life Global Fdg Sec 144A	0.49%	1/21/2022	492		493
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	702		776
Ny St Urban Dev-B	2.10%	3/15/2022	1,183		1,196
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,194		1,357
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,404		1,529
Pacific Gas & Electric	1.60%	11/15/2021	211		211
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	351		377
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	562		598
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	632		634
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	702		740
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	702		716
Slclt 2007-1 A4 3Mlib+6Bp	0.28%	5/15/2029	591		582
Slma 2005-7 A4 3Mlib+15Bp	0.36%	10/25/2029	628		623
Slma 2005-8 A4 3Mlib	0.76%	1/25/2028	403		403
Slma 2006-5 A5 3Mlib+11Bp	0.32%	1/25/2027	19		19
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Slma 2006-8 A5 3Mlib+11Bp	0.32%	1/27/2025	255		255
Slma 2007-1 A5 3Mlib+9	0.30%	1/26/2026	84		84
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	702		750
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	224		226
Standard Chartered Pl Sr Unsec 144A Sofr	1.34%	10/14/2023	843		848
Stanford University Unsec	1.29%	6/1/2027	492		506
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	702		733
Sutter Health Unsec	3.70%	8/15/2028	843		957
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	211		218
U S Treasury Note	1.50%	11/30/2021	17,063		17,278
U S Treasury Note	1.50%	10/31/2021	5,407		5,469
U S Treasury Note	2.25%	4/30/2021	12,288		12,373
U S Treasury Note	2.13%	12/31/2021	1,966		2,005
U S Treasury Note	1.75%	7/31/2021	9,479		9,569
U S Treasury Note	2.13%	5/31/2021	7,443		7,504
U S Treasury Note	2.88%	11/15/2021	2,107		2,157
U S Treasury Note	0.13%	11/30/2022	13,903		13,909
U S Treasury Note	0.13%	10/31/2022	19,310		19,313
U S Treasury Note	1.38%	1/31/2025	2,036		2,128
U S Treasury Note	1.88%	1/31/2022	18,959		19,319
U S Treasury Note	1.75%	3/31/2022	2,107		2,149
U S Treasury Repo	0.11%	1/5/2021	46,554		46,554
U S Treasury Repo	0.12%	1/4/2021	46,554		46,554
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,404		1,421
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	246		282
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,615		1,638
Ut St-Babs-B	3.54%	7/1/2025	1,439		1,566
Wells Fargo & Company Sr Unsec	2.88%	10/30/2030	281		307
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	492		545
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	702		796
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,194		1,342
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	878		967
Yale University Unsec	0.87%	4/15/2025	1,404		1,427
Interest Receivable					1,046
Net Unsettled Trades					(92,381)
Broker Money					(199)
Total Royal Bank of Canada Contract No. Citigroup01					$277,306

American United Life Insurance Company: S00020
Bank 2018-Bn13 A1	3.22%	5/15/2023	5,968		$3,222
Bank 2017-Bnk4 A1	2.00%	12/15/2021	2,949		730
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cnh 2019-A A3	3.01%	2/15/2023	2,458		2,257
Cnh 2019-C A3	2.01%	7/17/2023	2,809		2,874
Comm 2014-Cr14 A2	3.15%	7/10/2023	3,476		1,090
Cgcmt 2019-C7 A1	2.08%	11/15/2024	2,809		2,548
Comm 2013-Lc6 A4	2.94%	12/12/2022	4,073		3,403
Duk 1.731 09/01/22	1.73%	9/1/2022	7,724		5,623
Fnr 2011-87 Ja	3.00%	11/25/2022	8,180		407
Fnr 2011-132 A	3.00%	2/25/2021	11,235		78
Fnr 2013-79 Va	3.50%	7/25/2022	10,954		4,196
Fnr 2015-48 Db	3.00%	1/25/2022	4,213		698
Fnr 2019-66 Kc	3.00%	4/25/2022	5,336		1,220
Fnr 2020-47 Ga	2.00%	11/25/2022	4,845		4,171
Fhr 3970 Da	3.00%	1/15/2021	7,443		12
Fhr 3979 Gd	3.00%	11/15/2021	4,915		187
Fhr 4039 Me	2.00%	10/16/2023	7,022		574
Fhr 4272 Yg	2.00%	11/15/2023	7,022		874
Fhr 4297 Ca	3.00%	11/15/2022	9,128		1,497
Fhr 4302 Da	3.00%	7/15/2022	12,288		2,005
Fhr 4486 Jn	2.00%	4/15/2024	4,213		804
Fhr 4504 Dn	3.00%	1/18/2022	9,269		1,166
Fhr 4571 Ca	2.50%	10/15/2026	5,758		2,490
Fhr 5057 Ab	2.50%	11/25/2026	3,764		3,816
Fnr 2011-24 Ha	4.00%	5/25/2022	23,172		1,091
Gnr 2013-41 Pa	2.50%	6/20/2023	8,005		1,467
Gnr 2013-124 Cp	2.50%	4/20/2022	5,968		337
Gnr 2015-16 Gm	2.00%	12/20/2024	8,707		2,061
Gnr 2020-74 Dc	1.00%	2/22/2028	5,617		4,462
Mbart 2018-1 A3	3.03%	12/15/2021	2,879		1,370
Narot 2019-C A3	1.93%	3/15/2023	2,107		2,151
Ubscm 2012-C1 A3	3.40%	3/10/2022	4,845		4,475
T 2 1/2 02/28/21	2.50%	3/1/2021	1,095		1,109
T 1 1/2 08/31/21	1.50%	8/31/2021	9,358		9,490
Wfcm 2012-Lc5 A3	2.92%	9/15/2022	4,494		4,093
Woart 2019-B A3	2.59%	11/15/2022	4,073		4,145
Wrapper					7
Total American United Life Insurance Company: S00020					$82,200

Reinsurance Group of America Contract No. RGA00084
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	4,073		$4,576
American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	4,943		5,107
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	1,369		1,568
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	1,404		1,475
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	4,424		4,736
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	2,323		2,448
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	562		647
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	632		736
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	3,090		3,511
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	1,404		1,642
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	1,299		1,530
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	1,404		1,529
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	737		800
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	2,177		2,408
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	878		1,014
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	2,668		3,087
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	316		373
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	2,036		2,183
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	1,053		1,175
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	1,088		1,135
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	557		630
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	1,334		1,434
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	702		806
Cash	0.01%		7,710		7,710
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	2,036		2,374
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,896		2,244
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	351		431
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	772		940
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	772		894
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	2,458		2,986
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	1,404		1,481
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,966		2,224
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,334		1,510
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,149		1,381
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	1,369		1,445
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	1,615		1,852
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	2,036		2,511
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	2,107		2,172
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	702		787
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,327		1,481
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,615		1,895
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	6,354		6,629
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	8,829		9,418
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	16,263		17,407
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	11,677		12,400
Fannie Mae 2.887 10/01/2047	2.88%	10/1/2047	558		583
Fannie Mae 2.954 10/01/2047	2.95%	10/1/2047	378		395
Fannie Mae 3.071 07/01/2047	3.07%	7/1/2047	2,359		2,467
Fannie Mae 3.147 07/01/2047	3.15%	7/1/2047	2,429		2,544
Fannie Mae 3.156 06/01/2047	3.16%	6/1/2047	1,774		1,857
Fannie Mae 3.326 10/01/2049	3.32%	10/1/2049	3,265		3,416
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	5,989		6,372
Fannie Mae 3.50 10/01/2049	3.50%	10/1/2049	2,503		2,651
Fannie Mae 3.50 11/01/2039	3.50%	11/1/2039	4,652		4,926
Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	496		537
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	5,525		6,185
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	5,248		5,770
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	646		704
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	1,161		1,266
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	2,589		2,883
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	565		626
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	1,909		2,119
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	2,009		2,230
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	632		668
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	3,300		3,482
Freddie Mac 3.213 05/01/2047	3.21%	5/1/2047	327		341
Freddie Mac 3.272 07/01/2047	3.27%	7/1/2047	818		855
Freddie Mac 3.372 06/01/2048	3.37%	6/1/2048	488		510
Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	3,339		3,628
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	663		722
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	3,390		3,720
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	4,106		4,607
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	5,479		6,155
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	899		984
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	7,849		8,193
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	7,489		7,953
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	918		985
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,932		2,068
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	5,091		5,442
Home Depot, Inc. 2.50 04/15/2027	2.50%	4/15/2027	948		1,045
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	1,404		1,511
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	2,668		3,073
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	1,404		1,592
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,159		1,250
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	772		850
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	2,107		2,263
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	492		560
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,966		2,441
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,300		3,777
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	2,107		2,414
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	632		692
Nextera Energy, Inc. 3.15 04/01/2024	3.15%	4/1/2024	1,369		1,491
Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,475		1,397
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	351		395
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	3,581		3,745
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	421		465
Prosus Nv 5.50 07/21/2025	5.50%	7/21/2025	1,088		1,275
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	1,404		1,563
Slm Student Loan Trust 0.38475 01/25/2041	0.38%	1/25/2041	3,892		3,756
Slm Student Loan Trust 0.38475 07/25/2040	0.38%	7/25/2040	3,637		3,471
Slm Student Loan Trust 0.81475 01/25/2041	0.81%	1/25/2041	990		977
Slm Student Loan Trust 0.84475 01/25/2040	0.84%	1/25/2040	4,385		4,312
State Street Corp. 2.901 03/30/2026	2.90%	3/30/2026	421		462
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	3,125		3,584
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,475		1,667
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,404		1,597
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,545		1,798
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,685		1,894
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,826		1,941
	T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	737		845
	Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,524		1,576
	U.S. Treasury Note/Bond 0.125 04/30/2022	0.13%	4/30/2022	5,617		5,620
	U.S. Treasury Note/Bond 0.125 05/31/2022	0.13%	5/31/2022	5,484		5,486
	U.S. Treasury Note/Bond 0.125 06/30/2022	0.13%	6/30/2022	14,535		14,537
	U.S. Treasury Note/Bond 0.125 09/30/2022	0.13%	9/30/2022	2,408		2,409
	U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	2,085		2,084
	U.S. Treasury Note/Bond 0.125 11/30/2022	0.13%	11/30/2022	18,081		18,084
	U.S. Treasury Note/Bond 0.25 10/31/2025	0.25%	10/31/2025	1,917		1,909
	U.S. Treasury Note/Bond 0.375 03/31/2022	0.38%	3/31/2022	7,022		7,051
	U.S. Treasury Note/Bond 1.50 10/31/2021	1.50%	10/31/2021	1,538		1,559
	U.S. Treasury Note/Bond 2.375 04/15/2021	2.38%	4/15/2021	2,809		2,841
	U.S. Treasury Note/Bond 2.625 12/15/2021	2.63%	12/15/2021	9,128		9,357
	United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	1,369		1,727
	Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,404		1,586
	Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	1,392		1,563
	Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	351		385
	Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	1,334		1,431
	Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	3,054		3,765
	Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,369		1,606
	Total Reinsurance Group of America Contract No. RGA00084					$367,245
	Total synthetic GICs (including wrapper contracts)					1,819,837
	Total investment					$46,120,824

*	Loans receivables from participants
	153 loans carrying an interest rate of 4.25% to 6.50% with maturity dates through 2040					1,200,179

	Other Inventment Liabilities
	Payable in Brazil Real			(12,854)		$(2,475)
	Payable in Hong Kong Dollar			(378)		(49)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2020

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Payable in Japanese Yen			(26)		(1)
Payable in Russian Ruble			(190,354)		(2,571)
Payable in U.S. Dollar			(3,380)		(3,380)
Total Other Inventment Liabilities					(8,476)
Total					$47,312,527

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 11, 2021

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.